SCHEDULE 14A

PROXY STATEMENT

Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TEXAS CAPITAL BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

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April 9, 2015

Dear Stockholder:

I am pleased to present the 2014 Annual Report of Texas Capital Bancshares, Inc., the holding company for Texas Capital Bank, N.A. Earnings releases, performance information and corporate governance documents may be found in the Investors section of our website at www.texascapitalbank.com.

I would also like to invite you to attend our Annual Meeting of Stockholders, which will be held on Tuesday, May 19, 2015, at 9:00 a.m. at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.

The attached Notice of Annual Stockholders’ Meeting describes the formal business to be transacted at the Annual Meeting. Members of our board of directors and executive officer team will be present at the meeting and will be available to answer questions regarding the Company.

Your vote is very important.    Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy by the Internet, telephone or mail.

The board of directors and our employees thank you for your continued support.

Sincerely,

C. Keith Cargill

President and Chief Executive Officer

TEXAS CAPITAL BANCSHARES, INC.

2000 McKinney Avenue,

7th Floor

Dallas, Texas 75201

NOTICE OF ANNUAL STOCKHOLDERS’ MEETING

To be held on May 19, 2015

NOTICE IS HEREBY GIVEN that the annual stockholders’ meeting (the “Annual Meeting”) of Texas Capital Bancshares, Inc. (the “Company”), a Delaware corporation, and the holding company for Texas Capital Bank, N.A., will be held on Tuesday, May 19, 2015, at 9:00 a.m. at the offices of the Company located at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.

The Annual Meeting is for the purpose of considering and voting upon the following matters:

1.	election of thirteen (13) directors for terms of one year each or until their successors are elected and qualified,

2.	approval of the 2015 Long-Term Incentive Plan,

3.	approval, on an advisory basis, of the 2014 compensation of the Company’s named executive officers as described in the Proxy Statement,

4.	ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015, and

5.	transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

We are furnishing our 2014 Annual Report and proxy materials to our stockholders primarily through the Internet in accordance with rules adopted by the Securities and Exchange Commission. Stockholders have been mailed a Notice of Internet Availability of Proxy Materials on or around April 9, 2015, which provides them with instructions on how to vote and how to access the 2014 Annual Report and proxy materials on the Internet. It also provides instructions on how to request paper copies of these materials. Stockholders who previously enrolled in a program to receive electronic versions of the 2014 Annual Report and proxy materials will receive an email notice with details on how to access those materials and how to vote.

Stockholders of record may vote:

•	By Internet: go to www.proxypush.com/tcbi

•	By phone: call 866-390-5385 (toll-free) or

•	By mail: complete and return the enclosed proxy card in the postage prepaid envelope provided.

If your shares are held in the name of a broker, bank or other nominee, please follow the voting instructions that you receive from the broker, bank or other nominee entitled to vote your shares.

Stockholders of record at the close of business on March 30, 2015 are the only stockholders entitled to notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether you expect to attend the Annual Meeting or not, please vote your shares. If you are a stockholder of record and attend the Annual Meeting, you may vote your shares in person even though you have previously voted your proxy.

By order of the board of directors,

C. Keith Cargill

President and Chief Executive Officer

April 9, 2015

Dallas, Texas

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders’ Meeting to be Held on May 19, 2015:

The Proxy Statement for the 2015 Annual Meeting, the Notice of the 2015 Annual Meeting, the form of proxy and the Company’s 2014 Annual Report are available at www.proxydocs.com/tcbi.

PROXY STATEMENT

TEXAS CAPITAL BANCSHARES, INC.

2000 McKinney Avenue

7th Floor

Dallas, Texas 75201

PROXY STATEMENT

FOR THE ANNUAL STOCKHOLDERS’ MEETING

ON MAY 19, 2015

MEETING INFORMATION

This Proxy Statement is being furnished to the stockholders of Texas Capital Bancshares, Inc. (the “Company”) on or about April 9, 2015, in connection with the solicitation of proxies by the board of directors to be voted at the annual stockholders’ meeting (the “Annual Meeting”). The Annual Meeting will be held on May 19, 2015, at 9:00 a.m. at the offices of the Company located at 2000 McKinney, 7th Floor, Dallas, Texas 75201. The Company is the parent corporation of Texas Capital Bank, N.A. (“Texas Capital Bank” or the “Bank”).

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder, we are furnishing proxy materials to our stockholders on the Internet. You will not receive a printed copy of the proxy materials, unless specifically requested. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet.

The purpose of the Annual Meeting is to consider and vote upon the following matters:

1.	election of thirteen (13) directors for terms of one year each or until their successors are elected and qualified,

2.	approval of the 2015 Long-Term Incentive Plan,

3.	approval, on an advisory basis, of the 2014 compensation of the Company’s named executive officers as described in the Proxy Statement,

4.	ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015, and

5.	transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

RECORD DATE AND VOTING SECURITIES

You are entitled to one vote for each share of common stock you own.

Only those stockholders that owned shares of the Company’s common stock on March 30, 2015, the record date established by the board of directors, will be entitled to vote at the Annual Meeting. At the close of business on the record date, there were 45,772,245 shares of common stock outstanding held by 220 identified holders.

QUORUM AND VOTING

At least a majority of the total number of issued and outstanding shares of common stock as of the record date must be present at the Annual Meeting in person or by proxy and entitled to vote in order to have a quorum to transact business. If there are not sufficient shares present and entitled to vote at the Annual Meeting for a quorum or to approve any proposal, the board of directors may postpone or adjourn the Annual Meeting in order to permit the further solicitation of proxies.

Directors are elected by a plurality of the votes cast at the Annual Meeting. The thirteen (13) nominees receiving the highest number of votes will be elected. Votes may be cast “for” or may be “withheld” with respect to any or all nominees. For purposes of the election of directors, votes that are “withheld” and broker non-votes (described below) will be counted as “present” for purposes of establishing a quorum but will not be counted as votes cast and will have no effect on the result of the vote. Stockholders may not cumulate votes in the election of directors. In accordance with our Majority Voting Policy, any nominee for election as a director who receives a greater number of “withhold” votes than votes “for” election in an uncontested election must deliver his or her resignation to the board of directors. The board of directors will determine whether to accept the resignation based upon the recommendation of the Governance and Nominating Committee and consideration of the circumstances. See “Board and Committee Matters — Corporate Governance” for more information on the Majority Voting Policy.

The affirmative vote of a majority of the shares of the Company’s common stock present in person or by proxy at the Annual Meeting is required to approve (i) the Texas Capital Bancshares, Inc. 2015 Long-Term Incentive Plan, (ii) on an advisory basis, the 2014 compensation of our named executive officers and (iii) ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. Votes on these proposals may be cast “for,” “against” or “abstain.” An abstention will have the effect of a vote against the matter. Broker non-votes will have no effect on the outcome of these votes. Abstentions, votes against and broker non-votes will be counted as “present” for purposes of establishing a quorum. The resolutions with respect to the 2014 compensation of our named executive officers and with respect to the ratification of the selection of Ernst & Young LLP are advisory only and will not be binding upon the Company or its board of directors.

A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner submits an executed proxy to the Company but does not vote on a particular proposal because it does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If your shares are held in the name of a bank, broker or other nominee, they are not permitted to vote on your behalf on proposals one through three at the Annual Meeting unless you provide specific instructions by following the instructions they provide to you. For your vote to be counted in the election of directors, advisory vote on executive compensation or approval of the 2015 Long-Term Incentive Plan, you must communicate your voting decisions to your bank, broker or other nominee within the time period stated in their instructions to you.

The individuals named as your proxies will vote properly completed proxies received prior to the Annual Meeting in the way you direct. If you do not specify how the proxy is to be voted, the shares represented by those properly completed proxies will be voted to elect the thirteen director candidates, to approve, on an advisory basis, the 2014 compensation of our named executive officers, to approve the 2015 Long-Term Incentive Plan and to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. If your shares are held by a bank, broker or other nominee and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from the record holder and present it at the Annual Meeting.

If you are a stockholder of record you may revoke a proxy at any time before the proxy is exercised by:

1.	delivering written notice of revocation to Texas Capital Bancshares, Inc., Attn: Corporate Secretary — Annual Meeting, 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201;

2.	submitting another properly completed proxy card that is later dated;

3.	voting by telephone at a subsequent time;

4.	voting through the Internet at a subsequent time; or

5.	voting in person at the Annual Meeting.

If your shares are held in the name of a broker, bank or other nominee, please follow the instructions that you receive from them in order to instruct them to revoke the voting of your shares.

Please review the proxy materials and follow the relevant instructions to vote your shares. We hope you will exercise your rights and fully participate as a stockholder.

SOLICITATION OF PROXIES

It is important that you are represented by proxy or are present in person at the Annual Meeting. The Company requests that you vote your shares by following the instructions as set forth in the Notice of Internet Availability of Proxy Materials. Your proxy will be voted in accordance with the directions you provide.

Other than the election of thirteen (13) directors, approval of the 2015 Long-Term Incentive Plan, approval, on an advisory basis, of 2014 executive compensation and ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm, the Company is not aware of any additional matters that will be presented for consideration at the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, your proxy will be voted in the discretion of the proxy holder.

The Company’s board of directors is making this solicitation and the Company will pay the costs of this proxy solicitation. The directors, officers and regular employees of the Company and the Bank may also solicit proxies by telephone or in person but will not be paid additional compensation to do so.

We are permitted to send a single Notice of Annual Stockholders’ Meeting (“Notice”) and any other proxy materials we choose to mail to stockholders who share the same last name and address. This procedure is called “householding” and is intended to reduce our printing and postage costs. If you would like to receive a separate copy of a proxy statement or annual report, either now or in the future, please contact us in writing at the following address: Attn: Investor Relations, 2000 McKinney Avenue, Suite 700, Dallas, Texas, 75201. If you hold your shares through a bank, broker or other nominee and would like to receive additional copies of the Notice and any other proxy materials, or if multiple copies of the Notice or other proxy materials are being delivered to your address and you would like to request householding, please contact your broker.

PROPOSALS FOR STOCKHOLDER ACTION

Proposal 1 — Election of Directors

Thirteen (13) currently serving members of the board of directors have been nominated for re-election. Directors serve for a one-year term or until their successors are elected and qualified. All of the nominees below have indicated their willingness to continue to serve as a director if elected. However, if any of the nominees is unable or declines to serve for any reason, your proxy will be voted for the election of a substitute nominee selected by the board of directors.

Nominees

At the Annual Meeting, the stockholders will elect thirteen (13) directors. The board of directors recommends a vote FOR each of the director nominees set forth below:

Name	Age	Position
Larry L. Helm	67	Director; Chairman of the Board
C. Keith Cargill	62	Director; President and Chief Executive Officer
Peter B. Bartholow	66	Director; Chief Financial Officer and Chief Operating Officer
James H. Browning	65	Director
Preston M. Geren III	63	Director
Frederick B. Hegi, Jr.	71	Director
Charles S. Hyle	64	Director
W. W. McAllister III	73	Director
Elysia Holt Ragusa	64	Director
Steven P. Rosenberg	56	Director
Robert W. Stallings	65	Director
Dale W. Tremblay	56	Director
Ian J. Turpin	70	Director

Larry L. Helm has been a director since January 2006 and was elected Chairman of the Board in May 2012. He is currently the Executive Vice President of Corporate Affairs at Halcón Resources Corporation, a company engaged in the acquisition, exploration, development and production of oil and natural gas properties located in North America, a position he has held since January 2013. Previously, he served as Executive Vice President-Finance and Administration of Petrohawk Energy Corporation. Prior to joining Petrohawk in 2004, Mr. Helm spent 14 years with Bank One, most notably as Chairman and Chief Executive Officer of Bank One Dallas.

As a former banking executive, Mr. Helm has extensive knowledge about our industry. His executive roles in energy companies and experience managing energy and commercial lending groups give him important insights into the Company’s lending activities and make him well qualified to serve as Chairman of our board of directors and Chairman of the Credit Risk Committee.

C. Keith Cargill has served as President and Chief Executive Officer (“CEO”) of the Company and as a member of the board of directors since January 1, 2014. He has served as CEO of the Bank since June 2013, after becoming President of the Bank in October 2008. He served as Chief Lending Officer of the Bank since its inception in December 1998 through July 2013. Mr. Cargill has more than 25 years of banking experience in the North Texas area.

Mr. Cargill has extensive knowledge of all aspects of our business and particularly its lending operations. He has served as a director of the Bank since October 2008. His many years of experience as a banker and his leadership in building our Company make him well qualified to serve as a director.

Peter B. Bartholow has served as Chief Financial Officer (“CFO”) and as a director since October 2003 and as Chief Operating Officer (“COO”) since January 2014. Prior to joining us in 2003, he was managing director of a private equity firm, served as a financial executive with Electronic Data Systems Corp., and spent many years in the banking industry as an executive officer and member of the boards of both public and private companies.

As our CFO and COO, Mr. Bartholow has extensive knowledge of all aspects of our business. His previous business and financial experience as an executive officer and director of other public companies and banking organizations make him well qualified to serve as a director.

James H. Browning has served as a director since October 2009. He retired in 2009 as a partner at KPMG LLP, an international accounting firm, in Houston where he served companies in the energy, construction, manufacturing, distribution and commercial industries. He began his career at KPMG in 1971, becoming a partner in 1980. He most recently served as KPMG’s Southwest Area Professional Practice Partner. He has also served as an SEC Reviewing Partner and as Partner in Charge of the New Orleans audit practice. He currently serves as Chairman of the board and Audit Committee chair of RigNet Inc. and as a member of their Governance and Nominating Committee. He also serves as a director and member of the Audit Committee for Endeavour International Corporation, a NYSE listed international oil and gas exploration and production company.

As a former partner with KPMG with more than 38 years in public accounting, Mr. Browning has demonstrated leadership capability. His public accounting experience with various industries gives him a wealth of knowledge in dealing with financial and accounting matters, as well as extensive knowledge of the responsibilities of public company boards. Mr. Browning is highly qualified to serve as a director and serves as the chairman of our Audit and Risk Committee, where he has been designated a financial expert. He also serves on the Governance and Nominating Committee.

Preston M. Geren III has served as a director since July 2012. Mr. Geren is currently the President and CEO of the Sid W. Richardson Foundation, a position he has held since July 2011, and previously served as its Senior Advisor from April 2010 — July 2011. He served as an executive in the Department of Defense from 2001 to 2009, completing his service as Secretary of the Army under Presidents Bush and Obama. He served as a member of Congress representing the 12th Congressional District of Texas for four terms. Mr. Geren previously served as a director of Anadarko Petroleum Corp. Before entering public service Mr. Geren was an attorney and businessman in Fort Worth and served as a director of both privately and publicly held banking organizations.

Mr. Geren’s experience and leadership in high government positions, as well as his banking experience, position him to provide us with a valuable perspective on a broad range of business and governmental issues affecting our Company and the businesses and entrepreneurs we serve. He is well suited to serve as a member of the Credit Risk Committee.

Frederick B. Hegi, Jr. has been a director since June 1999. He has served as a partner of Wingate Partners, an investment company, since he co-founded it in 1987. Mr. Hegi formerly served as Chairman of the board of directors of United Stationers, Inc. He currently serves as a director of Drew Industries Incorporated and Austin Industries, where he serves on their respective compensation committees, and Hallmark Cards, Inc.

As a current member of our board of directors who has served in that capacity for over 10 years, and as a director with other public and private companies, Mr. Hegi has extensive financial expertise and provides a wealth of knowledge about the role of the board of directors and effective corporate governance. The scope and depth of his experiences make him well qualified to be a director, and to serve on our Human Resources and Governance and Nominating Committees.

Charles S. Hyle joined the board of directors in October 2013. He served as Senior Executive Vice President and Chief Risk Officer of Key Corp. from June 2004 to his retirement in December 2012. He served as an executive with Barclays working in the U.S. and in London from 1980 to 2003, rising to serve as Managing Director and Global Head of Credit Portfolio Management — Barclays Capital — London.

Mr. Hyle has many years of experience in managing credit and operational risk for large banking and financial services organizations as a senior executive. This experience provides him with an understanding of the risks facing the Company and the Bank and the challenges they will face as they continue to grow and are required to comply with enhanced regulatory risk management requirements, which make him well qualified to serve as a director and a member of the Audit and Risk and Credit Risk Committees. Mr. Hyle has been designated as a financial expert.

William W. McAllister III has been a director since June 1999. He is currently a private investor and Chairman of the Board of McAllister Investments. Prior to his retirement, he served for many years as CEO and director of financial services companies engaged in the insurance and savings and loan industries and as a trustee of U.S. Global Fund Group.

Mr. McAllister’s many years of experience in the financial services and investment management businesses provide the board of directors with valuable skills supporting the board’s financial oversight of the Company and the Bank. Mr. McAllister serves on the Audit and Risk Committee and has been designated as a financial expert.

Elysia Holt Ragusa has served as a director since January 2010. She serves as an International Director of Jones Lang LaSalle, a position she has held since July 2008, and currently provides team leadership with P&L responsibility for the Central Texas market while also serving clients in Austin, San Antonio and Dallas/Fort Worth. From 1989 until 2008, she served as President and Chief Operating Officer of The Staubach Company, chaired Staubach’s Executive and Operating Committees and was a member of its board of directors. Jones Lang LaSalle and The Staubach Company merged in 2008. She also serves as a director of Fossil, Inc., a maker of watches and other apparel and accessories, where she serves as a member of the Compensation Committee and chairs the Nominating and Corporate Governance Committee.

As an executive with extensive experience in all aspects of the commercial real estate business in Texas, Ms. Ragusa provides valuable insight for this important aspect of our business. This expertise, her demonstrated leadership capabilities and her public company board experience are valuable to the Company. She serves as a member of the Credit Risk Committee and of the Bank’s Trust Committee.

Steven P. Rosenberg has served as a director since September 2001. He is President of SPR Ventures, Inc., a private investment company, a position he has held since June 1997, and President of SPR Packaging LLC, a manufacturer of flexible packaging for the food industry, a position he has held since May 2007. He currently serves on the board of directors of Cinemark Holdings, a leader in the motion picture exhibition industry, where he serves as chair of the Governance and Nominating Committee and is an Audit Committee member. He previously served as a board member of PRGX Global, a business analytics and information services firm, where he also served on the Human Resources Committee.

Mr. Rosenberg offers valuable experience and insight to the board of directors deriving from his background as an entrepreneur in a manufacturing business in Texas, as well as a director of other public companies. Mr. Rosenberg is a member of the Human Resources Committee and serves as the chairman of the Bank’s Trust Committee.

Robert W. Stallings has served as a director since August 2001. He has served as Chairman of the board of directors and CEO of Stallings Capital Group, an investment company, since March 2001. He is currently Executive Chairman of the Board of Gainsco, Inc., a property and casualty insurance company, a position he has held since August 2001. He serves as a director of Crescent Real Estate Holdings LLC, where he serves as Lead Director, Chairman of the Governance Committee, and an Audit Committee member. Prior to joining Gainsco, he served as Chairman and CEO of an asset management company as well as a savings bank.

Mr. Stallings’ experience in the banking and financial services industries provides extensive knowledge about our industry, which makes him highly qualified to serve as a director and member of the Credit Risk Committee.

Dale W. Tremblay has served as a director since May 2011. He is the President and CEO of C.H. Guenther and Son, Inc. (dba Pioneer Flour Mills), one of the oldest privately held corporations in the U.S., and serves as a member of its board of directors. He joined Guenther in 1998 as Executive Vice President and COO, and became President/CEO in April 2001. He has served as President for The Quaker Oats Company’s worldwide foodservice division and currently serves on the Michigan State University School of Finance Advisory Board and the Business and Community Advisory Council of the Federal Reserve Bank of Dallas. He serves as a director of Clear Channel Outdoor Holdings Inc., one of the world’s largest outdoor advertising companies, and is a member of the Audit Committee and chairman of the Compensation Committee. He also serves as a director of Nature Sweet Ltd.

Mr. Tremblay’s leadership experience in both private and public companies brings valuable knowledge and insight to our board of directors and his service as chairman of our Human Resources Committee.

Ian J. Turpin has been a director since May 2001. Since 1992, he has served as President and director of LBJ Family Wealth Advisors, Ltd. (formerly LBJ Asset Management Partners, Ltd. and The LBJ Holding Company, LP) and has managed various companies affiliated with the family of the late President of the United States, Lyndon B. Johnson, which have included radio, real estate and private equity investments and diversified investment portfolios. He also serves as Chief Executive Officer of Businessuites, LLC, a provider of serviced office space, since 1989.

Mr. Turpin’s business experience in international banking and wealth management and in a variety of industries offers valuable insights to the board of directors. Mr. Turpin’s background in public accounting also qualifies him as an Audit and Risk Committee financial expert, supporting his service as a member of the Audit and Risk Committee.

The board of directors unanimously recommends that you vote “FOR” the election of each of the nominees.

Proposal 2 — Approval of the 2015 Long-Term Incentive Plan

Upon recommendation of the Human Resources Committee, the board of directors has adopted, subject to stockholder approval, the Texas Capital Bancshares, Inc. 2015 Long-Term Incentive Plan, or the 2015 Incentive Plan. The 2015 Incentive Plan is intended to enable the Company to remain competitive and innovative in its ability to attract, motivate, reward and retain the services of key employees, certain key contractors and non-employee directors. The 2015 Incentive Plan provides for the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other awards which may be granted singly, in combination, or in tandem, and which may be paid in cash or stock. The 2015 Incentive Plan is expected to provide flexibility to the Company’s compensation methods in order to adapt the compensation of key employees, certain key contractors and non-employee directors to a changing business environment, after giving due consideration to competitive conditions and the impact of federal tax laws. Upon the approval of the 2015 Incentive Plan by the stockholders of the Company, use of the Texas Capital Bancshares, Inc. 2005 Long-Term Incentive Plan and the Texas Capital Bancshares, Inc. 2010 Long-Term Incentive Plan (collectively, the “Prior Plans”) will terminate and no further awards will be issued pursuant to the Prior Plans. It is the judgment of the board of directors that the 2015 Incentive Plan is in the best interest of the Company and its stockholders.

In addition to requesting stockholder approval of the 2015 Incentive Plan, we also are requesting that our stockholders approve the material terms of the performance goals contained in the 2015 Incentive Plan in order to allow certain awards to be potentially eligible for exemption from the $1.0 million deduction limit imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as discussed under “Description of the 2015 Incentive Plan — Performance Awards” and “ — Performance Goals” below. For purposes of Section 162(m) of the Code, the material terms of the performance goals for awards granted under the 2015 Incentive Plan include: (i) the employees eligible to receive compensation; (ii) the description of the business measures on which the performance goals may be based; and (iii) the maximum amount, or the formula used to calculate the maximum amount, of compensation that can be paid to an employee under the arrangement. Each of these aspects is discussed in this Proposal 2, and stockholder approval of this Proposal 2 constitutes approval of each of these aspects for purposes of the Section 162(m) stockholder approval requirements.

Description of the 2015 Incentive Plan

The following is a brief description of the material terms of the 2015 Incentive Plan. A copy of the 2015 Incentive Plan is attached as Exhibit A to this Proxy Statement, and the following description is qualified in its entirety by reference to the 2015 Incentive Plan.

Effective Date and Expiration.    The 2015 Incentive Plan was adopted by the board of directors on March 25, 2015 (the “Board Approval Date”), subject to and conditioned upon stockholder approval of the 2015 Incentive Plan. The 2015 Incentive Plan will become effective on the date of stockholder approval of the 2015 Incentive Plan (the “Effective Date”), if the stockholders so approve the 2015 Incentive Plan. Unless sooner terminated by the board of directors, the 2015 Incentive Plan will terminate and expire on the tenth anniversary of the Effective Date. No award may be made under the 2015 Incentive Plan after its expiration date, but awards made prior thereto may extend beyond that date.

Share Authorization.    Subject to certain adjustments, the number of the Company’s common shares that may be issued pursuant to awards under the 2015 Incentive Plan is 2,550,000, subject to increase by the number of shares subject to outstanding awards granted pursuant to the Prior Plans that are forfeited, expired or canceled and available for reuse pursuant to the terms of the 2015 Incentive Plan (the “Prior Plan Awards”). One hundred percent of the available shares may be delivered pursuant to incentive stock options. Subject to certain adjustments, with respect to any participant who is an officer of the Company subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) or a “covered employee” as defined in Section 162(m)(3) of the Code, a maximum of 200,000 shares may be granted in any one year in the form of any award to such participant, of which a maximum of (i) 100,000 shares may be granted to such participant in the form of stock options or stock appreciation rights and (ii) 100,000 shares may be granted to such participant in the form of restricted stock, restricted stock units, performance awards or other stock-based awards. In addition, no participant may receive in any calendar year performance-based stock awards with an aggregate value of more than $5,000,000. The 2015 Incentive Plan also provides that no more than 5% of the common shares that may be issued under the 2015 Incentive Plan may be designated as “Exempt Shares.” “Exempt Shares” are awards that are granted with more favorable vesting provisions than the vesting provisions otherwise required by the 2015 Incentive Plan.

Shares to be issued may be made available from authorized but unissued common shares, common shares held by the Company in its treasury, or common shares purchased by the Company on the open market or otherwise. During the term of the 2015 Incentive Plan, the Company will at all times reserve and keep enough common shares available to satisfy the requirements of the 2015 Incentive Plan. If an award under the 2015 Incentive Plan (or a Prior Plan Award) is cancelled, forfeited or expires, in whole or in part, the shares subject to such forfeited, expired or cancelled award may again be awarded under the 2015 Incentive Plan.

Recycling of Shares.    Awards that may be satisfied either by the issuance of common shares or by cash or other consideration will be counted against the maximum number of common shares that may be issued under the 2015 Incentive Plan only during the period that the award is outstanding or to the extent the award is ultimately satisfied by the issuance of common shares. Common shares otherwise deliverable pursuant to an award that are withheld upon exercise or vesting of an award for purposes of paying the exercise price or tax withholdings will be treated as delivered to the participant and shall be counted against the maximum number of available shares. Awards will not reduce the number of common shares that may be issued, however, if the settlement of the award will not require the issuance of common shares. Shares forfeited back to the Company, or shares cancelled on account of termination, or expiration or lapse of an award, will again be available for grant of incentive stock options under the 2015 Incentive Plan, but will not increase the number of shares described above as the maximum number of common shares that may be delivered pursuant to incentive stock options.

Administration.    The 2015 Incentive Plan will be administered by the Human Resources Committee of the board of directors or such other committee of the board of directors as is designated by the board of directors (the “Committee”). Currently, the Committee is comprised of three independent directors who are “non-employee directors” in accordance with Rule 16b-3 under the Exchange Act, and “outside directors” in accordance with Section 162(m) of the Code. The Committee may delegate certain duties to one or more officers of the Company as provided in the 2015 Incentive Plan. The Committee will determine the persons to whom awards are to be made, determine the type, size and terms of awards, interpret the 2015 Incentive Plan, establish and revise rules and regulations relating to the 2015 Incentive Plan and make any other determinations that it believes necessary for the administration of the 2015 Incentive Plan.

Eligibility.    Employees (including any employee who is also a director or an officer), contractors and non-employee directors of the Company or its subsidiaries whose judgment, initiative and efforts contributed to or may be expected to contribute to the successful performance of the Company are eligible to participate in the 2015 Incentive Plan. As of March 30, 2015, the Company had approximately 1,161 employees and eleven non-employee directors. The Committee, in its sole discretion, selects the employees, contractors and directors who will participate in the 2015 Incentive Plan.

Financial Effect of Awards.    The Company will receive no monetary consideration for the granting of awards under the 2015 Incentive Plan, unless otherwise provided when granting restricted stock or restricted stock units. The Company will receive no monetary consideration other than the option price for common shares issued to participants upon the exercise of their stock options and the Company will receive no monetary consideration upon the exercise of stock appreciation rights.

Stock Options.    The Committee may grant either incentive stock options qualifying under Section 422 of the Code or non-qualified stock options, provided that only employees of the Company and its subsidiaries (excluding subsidiaries that are not corporations) are eligible to receive incentive stock options. Stock options may not be granted with an option price less than 100% of the fair market value of a common share on the date the stock option is granted. The Committee will determine the terms of each stock option at the time of grant, including without limitation the methods by or forms in which shares will be delivered to participants. The maximum term of each option, the times at which each option will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment or service generally are fixed by the Committee, except that the Committee may not grant stock options with a term exceeding 10 years.

Recipients of stock options may pay the option exercise price (i) in cash, or by check, bank draft or money order payable to the order of the Company, (ii) by delivering to the Company common shares already owned by the participant having a fair market value equal to the aggregate option exercise price and that the participant has not acquired from the Company within six months prior to the exercise date, (iii) by delivering to the Company or its designated agent an executed irrevocable option exercise form together with irrevocable instructions from the participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the common shares purchased upon the exercise of the option or to pledge such shares to the broker as collateral for a loan from the broker and to deliver to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and (iv) by any other form of valid consideration that is acceptable to the Committee in its sole discretion.

Stock Appreciation Rights.    The Committee is authorized to grant stock appreciation rights (“SARs”) as a stand-alone award, or freestanding SARs, or in conjunction with stock options granted under the 2015 Incentive Plan, or tandem SARs. A SAR is the right to receive an amount equal to the excess of the fair market value of a common share on the date of exercise over the fair market value of a common share on the date of grant. A SAR granted in tandem with a stock option will require the holder, upon exercise, to surrender the related stock option with respect to the number of shares as to which the SAR is exercised. The Committee will determine the terms of each SAR at the time of the grant, including without limitation, the methods by or forms in which shares will be delivered to participants (whether made in common shares, in cash or in a combination of both). The maximum term of each SAR, the times at which each SAR will be exercisable and provisions requiring forfeiture of unexercised SARs at or following termination of employment or service generally are fixed by the Committee, except that no freestanding SAR may have a term exceeding 10 years and no tandem SAR may have a term exceeding the term of the option granted in conjunction with the tandem SAR.

Restricted Stock and Restricted Stock Units.    The Committee is authorized to grant restricted stock and restricted stock units. Restricted stock consists of shares that are transferred or sold by the Company to a participant, but are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the participant. Restricted stock units are the right to receive common shares at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee, which include substantial risk of forfeiture and restrictions on their sale or other transfer by the participant. The Committee determines the eligible participants to whom, and the time or times at which, grants of restricted stock or restricted stock units will be made, the number of shares or units to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals (as described below), continuous service with the Company, the passage of time or other restrictions or conditions. The value of the restricted stock units may be paid in common shares, cash or a combination of both, as determined by the Committee.

Performance Awards.    The Committee may grant performance awards payable in cash, common shares or a combination thereof at the end of a specified performance period. Payment will be contingent upon achieving pre-established performance goals (as discussed below) by the end of the performance period. The Committee will determine the length of the performance period, the maximum payment value of an award and the minimum performance goals required before payment will be made, so long as such provisions (i) are not inconsistent with the terms of the 2015 Incentive Plan and (ii) to the extent an award is subject to Section 409A of the Code, are in compliance with the applicable requirements of Section 409A of the Code and any applicable regulations or guidance. To the extent the Company determines that Section 162(m) of the Code is applicable to a performance award granted under the 2015 Incentive Plan, it is the intent of the Company that performance awards constitute “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations thereunder. Further, if complying with Section 162(m) of the Code, no participant may receive performance awards in any calendar year which have an aggregate value of more than $5,000,000, and if such awards involve the issuance of common shares, the aggregate value will be based on the fair market value of such shares on the time of grant of such awards.

In certain circumstances, the Committee may, in its discretion, determine that the amount payable with respect to certain performance awards will be reduced from the amount of any potential awards. However, the Committee may not, in any event, increase the amount of compensation payable to an individual upon the attainment of a performance goal intended to satisfy the requirements of Section 162(m) of the Code. With respect to a performance award that is not intended to satisfy the requirements of Section 162(m) of the Code, if the Committee determines in its sole discretion that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure or for other reasons that the Committee deems satisfactory, the Committee may modify the performance measures or objectives and/or the performance period. Subject to Committee discretion, a performance award will terminate for all purposes if the participant is not continuously employed by the Company at all times during the applicable performance period.

Other Awards.    The Committee may grant other forms of awards payable in cash or common shares if the Committee determines that such other form of award is consistent with the purpose and restrictions of the 2015 Incentive Plan. The terms and conditions of such other form of award shall be specified by the grant. Such other awards may be granted for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the grant.

Dividend Equivalent Rights.    The Committee may grant a dividend equivalent right either as a component of another award or as a separate award. The terms and conditions of the dividend equivalent right shall be specified by the grant. Dividend equivalents credited to the holder of a dividend equivalent right may be paid currently or may be deemed to be reinvested in additional common shares. Any such reinvestment shall be at the fair market value at the time thereof. Dividend equivalent rights may be settled in cash or common shares. The Company has never paid dividends on its common stock and does not expect to pay dividends in the foreseeable future.

Performance Goals.    Awards of restricted stock, restricted stock units, performance awards and other awards (whether relating to cash or common shares) under the 2015 Incentive Plan may be made subject to the attainment of performance goals relating to one or more business criteria which, where applicable, shall be within the meaning of Section 162(m) of the Code and consist of one or more or any combination of the following criteria: tangible book value; tangible common equity; growth in interest income and expense; net interest margin; efficiency ratio; growth in non-interest income and non-interest expense and ratios to earnings assets; net revenue growth and ratio to earning assets; capital ratios; asset or liability interest rate sensitivity and gap; effective tax rate; deposit growth and composition; liquidity management; securities portfolio (value, yield, spread, maturity, or duration); earning asset growth and composition (loans, securities); non-interest income (including, fees, premiums and commissions, loans, wealth management, treasury management, insurance, funds management); overhead ratios, productivity ratios (including adjusted earnings/full-time equivalent (FTE), pre-tax income/FTE); return on assets; return on equity or stockholders’ equity; economic value of equity (EVE); internal controls; enterprise risk measures (including interest rate, loan concentrations, portfolio composition, credit quality, operational measures, compliance ratings, balance sheet, liquidity, insurance); cost; revenues; revenue ratios (per employee or per customer); ratio of debt to debt plus equity; net borrowing; debt ratings; profit before tax; cash return on capitalization; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); earnings per share growth; operating income; net income; operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; return on capital compared to cost of capital; return on invested capital; cash flow; net cash flow before financing activities; cost reductions; cost ratios (per employee or per customer); free cash flow; net profit; sales; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; sales growth; price of the Company’s common shares; market share; inventory levels, inventory turn or shrinkage; total return to stockholders; budget goals; customer growth; total market value; dividend payout; or dividend growth

(“Performance Criteria”). Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Performance Criteria may include or exclude (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases, or (v) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles or under a methodology established by the Committee prior to the issuance of an award which is consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Company’s Annual Report on Form 10-K. However, to the extent Section 162(m) of the Code is applicable, the Committee may not in any event increase the amount of compensation payable to an individual upon the attainment of a performance goal.

Vesting of Awards; Forfeiture; Assignment.    Except as otherwise provided below, the Committee, in its sole discretion, may determine that an award will be immediately vested in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its date of grant, or until the occurrence of one or more specified events, subject in any case to the terms of the 2015 Incentive Plan. Except to the extent an Award is for Exempt Shares, the Committee must grant all awards in accordance with the following provisions: (i) all awards granted by the Committee must vest no earlier than one (1) year after the date of grant; (ii) all “full value awards” (i.e., awards with a net benefit to the participant, without regard to certain restrictions, equal to the aggregate fair market value of the total common shares subject to the award) granted by the Committee that constitute “tenure awards” (i.e., awards that vest over time based on the participant’s continued employment with or service to the Company) must vest no earlier than on a pro rata basis over the three (3) year period commencing on the date of grant; and (iii) the Committee may not accelerate the date on which all or any portion of an award may be vested or waive the period an award is restricted on a full value award except upon the participant’s death, total and permanent disability, or termination of service without “cause” or for “good reason” on or after a “change in control” (as such terms are defined in the 2015 Incentive Plan). Notwithstanding the foregoing, the Committee may, in its sole discretion, grant awards with more favorable vesting provisions at any time, provided that the common shares subject to such awards shall be designated as Exempt Shares. As discussed above, only 5% of the common shares that may be issued under the 2015 Incentive Plan may be designated as Exempt Shares.

The Committee may impose on any award, at the time of grant or thereafter, such additional terms and conditions as the Committee determines. The Committee may specify the circumstances under which performance awards may be forfeited in the event of a termination of service by a participant prior to the end of a performance period or settlement of awards. Except as otherwise determined by the Committee, restricted stock will be forfeited upon a participant’s termination of service during the applicable restriction period.

Awards granted under the 2015 Incentive Plan generally are not assignable or transferable except by will or by the laws of descent and distribution, except that the Committee may, in its discretion and pursuant to the terms of an award agreement, permit certain transfers of nonqualified stock options or SARs to: (i) the spouse (or former spouse), children or grandchildren of the participant (“Immediate Family Members”); (ii) a trust or trusts for the exclusive benefit of Immediate Family Members; (iii) a partnership in which the only partners are (1) Immediate Family Members and/or (2) entities which are controlled by Immediate Family Members; (iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision; or (v) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the applicable award agreement pursuant to which such award is granted must be approved by the Committee and must expressly provide for such transferability and (z) subsequent transfers of transferred awards shall be prohibited except those by will or the laws of descent and distribution.

Adjustments Upon Changes in Capitalization.    In the event that any dividend or other distribution, recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase or exchange of the common shares or other securities of the Company, issuance of warrants or other rights to purchase common shares or other securities of the Company or other similar corporate transaction or event affects the fair value of an award, then the Committee shall adjust any or all of the following so that the fair value of the award immediately after the transaction or event is equal to the fair value of the award immediately prior to the transaction or event: (i) the number of shares and type of common stock (or the securities or property) which thereafter may be made the subject of awards; (ii) the number of shares and type of common shares (or other securities or property) subject to outstanding awards; (iii) the number of shares and type of common shares (or other securities or property) specified as the annual per-participant limitation under the 2015 Incentive Plan; (iv) the option price of each outstanding award; (v) the amount, if any, the Company pays for forfeited common shares in accordance with the terms of the 2015 Incentive Plan; and (vi) the number of or exercise price of common shares then subject to outstanding SARs previously granted and unexercised under the 2015 Incentive Plan, to the end that the same proportion of the Company’s issued and outstanding common shares in each instance shall remain subject to exercise at the same aggregate exercise price; provided however, that the number of common shares (or other securities or property) subject to any award shall always be a whole number. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the 2015 Incentive Plan or any stock option to violate Section 422 of the Code or Section 409A of the Code. All such adjustments must be made in accordance with the rules of any securities exchange, stock market or stock quotation system to which the Company is subject.

Amendment or Discontinuance of the 2015 Incentive Plan.    The board of directors may, at any time and from time to time, without the consent of the participants, alter, amend, revise, suspend or discontinue the 2015 Incentive Plan in whole or in part; provided, however, that: (i) no amendment that requires stockholder approval in order for the 2015 Incentive Plan and any awards under the 2015 Incentive Plan to continue to comply with Sections 162(m), 421, and 422 of the Code (including any successors to such Sections, or other applicable law) or any applicable requirements of any securities exchange or inter-dealer quotation system on which the Company’s stock is listed or traded, shall be effective unless such amendment is approved by the requisite vote of the Company’s stockholders entitled to vote on the amendment; and (ii) unless required by law, no amendment or discontinuance of the 2015 Incentive Plan may adversely affect any rights of any participants or obligations of the Company to any participants with respect to any outstanding award under the 2015 Incentive Plan without the consent of the affected participant.

No amendment to the 2015 Incentive Plan that increases the benefits accrued to participants, increases the maximum number of common shares which may be issued under the 2015 Incentive Plan, or modifies the requirements for participation in the 2015 Incentive Plan will be effective unless such amendment is approved by the stockholders of the Company in the manner set forth in the Company’s certificate of incorporation and bylaws. Any amendments made shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding awards theretofore granted under the 2015 Incentive Plan, notwithstanding any contrary provisions contained in any award agreement. In the event of any such amendment to the 2015 Incentive Plan, the holder of any award outstanding under the 2015 Incentive Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any award agreement relating thereto.

No Repricing of Stock Options or SARs.    The Committee may not “reprice” any stock option or SAR. For purposes of the 2015 Incentive Plan, “reprice” means any of the following or any other action that has the same effect: (i) amending a stock option or SAR to reduce its exercise price or base price; (ii) canceling a stock option or SAR (including acquisitions of such awards from a participant) at a time when its exercise price or base price exceeds the fair market value of a common share in exchange for cash or a stock option, SAR, award of restricted stock or other equity award; or (iii) taking any other action that is treated as a repricing under generally accepted accounting principles; provided that nothing shall prevent the Committee from (x) making adjustments to awards upon changes in capitalization; (y) exchanging or cancelling awards upon a merger, consolidation or recapitalization; or (z) substituting awards for awards granted by other entities, to the extent permitted by the 2015 Incentive Plan.

Recoupment for Restatements.    The Company may recoup all or any portion of any shares or cash paid to a participant in connection with an award, in the event of a restatement of the Company’s financial statements as set forth in the Company’s clawback policy, if any, approved by the board of directors from time to time. See “Executive Compensation — Compensation Discussion and Analysis — Clawback Compensation.”

Federal Income Tax Consequences

The following is a brief summary of certain federal income tax consequences relating to the transactions described under the 2015 Incentive Plan as set forth below. This summary does not purport to address all aspects of federal income taxation and does not describe state, local or foreign tax consequences. This discussion is based upon provisions of the Code and the regulations issued thereunder, and judicial and administrative interpretations under the Code and regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation.

Law Affecting Deferred Compensation.    In 2004, Section 409A was added to the Code to regulate all types of deferred compensation. If the requirements of Section 409A of the Code are not satisfied, deferred compensation, and earnings thereon, will be subject to tax as it vests, plus an interest charge at the underpayment rate plus 1% and a 20% penalty tax. Certain performance awards, stock options, stock appreciation rights, restricted stock units and certain types of restricted stock are subject to Section 409A of the Code.

Restricted Stock.    A participant who receives restricted stock generally will recognize as ordinary income the excess, if any, of the fair market value of the common shares granted as restricted stock at such time as the common shares are no longer subject to forfeiture or restrictions, over the amount paid, if any, by the participant for such common shares. However, a participant who receives restricted stock may make an election under Section 83(b) of the Code within 30 days of the date of receipt of the restricted stock to recognize ordinary income on the date of transfer of the common shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions on such common shares) over the purchase price, if any, of such shares. At the time of sale of such shares, any gain or loss realized by the participant will be treated as either short-term or long-term capital gain (or loss) depending on the holding period. For purposes of determining any gain or loss realized, the participant’s tax basis will be the amount previously taxable as ordinary income, plus the purchase price paid by the participant, if any, for such shares.

Stock Appreciation Rights.    Generally, a participant who receives a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted, provided that the SAR is exempt from or complies with Section 409A of the Code. If a participant receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the recipient at the time it is received. If a participant receives the appreciation inherent in the SARs in stock, the spread between the then current market value and the grant price, if any, will be taxed as ordinary income to the employee at the time it is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the exercise of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise.

Incentive Stock Options.    A participant will not recognize income at the time an incentive stock option is granted. When a participant exercises an incentive stock option, the participant also generally will not be required to recognize income (either as ordinary income or capital gain). However, to the extent that the fair market value (determined as of the date of grant) of the common shares with respect to which the participant’s incentive stock options are exercisable for the first time during any year exceeds $100,000, the incentive stock options for the common shares over $100,000 will be treated as non-qualified stock options, and not incentive stock options, for federal tax purposes, and the participant will recognize income as if the incentive stock options were non-qualified stock options. In addition to the foregoing, if the fair market value of the common shares received upon exercise of an incentive stock option exceeds the exercise price, then the excess may be deemed a tax preference adjustment for purposes of the federal alternative minimum tax calculation. The federal alternative minimum tax may produce significant tax repercussions depending upon the participant’s particular tax status.

The tax treatment of any common shares acquired by exercise of an incentive stock option will depend upon whether the participant disposes of his or her shares prior to two years after the date the incentive stock option was granted or one year after the common shares were transferred to the participant (referred to as the “Holding Period”). If a participant disposes of common shares acquired by exercise of an incentive stock option after the expiration of the Holding Period, any amount received in excess of the participant’s tax basis for such shares will be treated as short-term or long-term capital gain, depending upon how long the participant has held the common shares. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as short-term or long-term capital loss, depending upon how long the participant has held the shares.

If the participant disposes of common shares acquired by exercise of an incentive stock option prior to the expiration of the Holding Period, the disposition will be considered a “disqualifying disposition.” If the amount received for the common shares is greater than the fair market value of the common shares on the exercise date, then the difference between the incentive stock option’s exercise price and the fair market value of the common shares at the time of exercise will be treated as ordinary income for the tax year in which the “disqualifying disposition” occurs. The participant’s basis in the common shares will be increased by an amount equal to the amount treated as ordinary income due to such “disqualifying disposition.” In addition, the amount received in such “disqualifying disposition” over the participant’s increased basis in the common shares will be treated as capital gain. However, if the price received for common shares acquired by exercise of an incentive stock option is less than the fair market value of the common shares on the exercise date and the disposition is a transaction in which the participant sustains a loss which otherwise would be recognizable under the Code, then the amount of ordinary income that the participant will recognize is the excess, if any, of the amount realized on the “disqualifying disposition” over the basis of the common shares.

Non-qualified Stock Options.    A participant generally will not recognize income at the time a non-qualified stock option is granted. When a participant exercises a non-qualified stock option, the difference between the option price and any higher market value of the common shares on the date of exercise will be treated as compensation taxable as ordinary income to the participant. The participant’s tax basis for common shares acquired under a non-qualified stock option will be equal to the option price paid for such common shares, plus any amounts included in the participant’s income as compensation. When a participant disposes of common shares acquired by exercise of a non-qualified stock option, any amount received in excess of the participant’s tax basis for such shares will be treated as short-term or long-term capital gain, depending upon how long the participant has held the common shares. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as short-term or long-term capital loss, depending upon how long the participant has held the shares.

Special Rule if Option Price is Paid for in Common Shares.    If a participant pays the option price of a non-qualified stock option with previously-owned shares of the Company’s common shares and the transaction is not a disqualifying disposition of common shares previously acquired under an incentive stock option, the common shares received equal to the number of common shares surrendered are treated as having been received in a tax-free exchange. The participant’s tax basis and holding period for these common shares received will be equal to the participant’s tax basis and holding period for the common shares surrendered.

The common shares received in excess of the number of common shares surrendered will be treated as compensation taxable as ordinary income to the participant to the extent of their fair market value. The participant’s tax basis in these common shares will be equal to their fair market value on the date of exercise, and the participant’s holding period for such shares will begin on the date of exercise.

If the use of previously acquired common shares to pay the exercise price of a non-qualified stock option constitutes a disqualifying disposition of common shares previously acquired under an incentive stock option, the participant will have ordinary income as a result of the disqualifying disposition in an amount equal to the excess of the fair market value of the common shares surrendered, determined at the time such common shares were originally acquired on exercise of the incentive stock option, over the aggregate option price paid for such common shares. As discussed above, a disqualifying disposition of common shares previously acquired under an incentive stock option occurs when the participant disposes of such shares before the end of the Holding Period. The other tax results from paying the exercise price with previously-owned shares are as described above, except that the participant’s tax basis in the common shares that are treated as having been received in a tax-free exchange will be increased by the amount of ordinary income recognized by the participant as a result of the disqualifying disposition.

Other Awards.    In the case of an award of restricted stock units, performance awards, dividend equivalent rights or other stock or cash awards, the recipient will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery, provided that the award is exempt from or complies with Section 409A of the Code. In that taxable year, the Company will receive a federal income tax deduction in an amount equal to the ordinary income which the participant has recognized.

Federal Tax Withholding.    Any ordinary income realized by a participant upon the exercise of an award under the 2015 Incentive Plan is subject to withholding of federal, state and local income tax and to withholding of the participant’s share of tax under the Federal Insurance Contribution Act and the Federal Unemployment Tax Act. To satisfy federal income tax withholding requirements, the Company will have the right to require that, as a condition to delivery of any certificate for common shares, the participant remit to the Company an amount sufficient to satisfy the withholding requirements. Alternatively, the Company may withhold a portion of the common shares (valued at fair market value) that otherwise would be issued to the participant to satisfy all or part of the withholding tax obligations or may, if the Company consents, accept delivery of common shares with an aggregate fair market value that equals or exceeds the required tax withholding payment.

Withholding does not represent an increase in the participant’s total income tax obligation, since it is fully credited toward his or her tax liability for the year. Additionally, withholding does not affect the participant’s tax basis in the common shares. Compensation income realized and tax withheld will be reflected on Forms W-2 supplied by the Company to employees by January 31 of the succeeding year. Deferred compensation that is subject to Section 409A of the Code will be subject to certain federal income tax withholding and reporting requirements.

Tax Consequences to the Company.    To the extent that a participant recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code.

Million Dollar Deduction Limit and Other Tax Matters.    The Company may not deduct compensation of more than $1,000,000 that is paid to an individual who, on the last day of the taxable year, is either the Company’s principal executive officer or an individual who is among the three highest compensated officers for the taxable year (other than the principal executive officer or the principal financial officer).

The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation, and only applies to compensation paid by a publicly-traded corporation (and not compensation paid by non-corporate entities). To the extent that the Company determines that Section 162(m) of the Code will apply to any awards granted pursuant to the 2015 Incentive Plan, the Company intends that such awards will be constructed so as to constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation.

If an individual’s rights under the 2015 Incentive Plan are accelerated as a result of a change in control and the individual is a “disqualified individual” under Section 280G of the Code, the value of any such accelerated rights received by such individual may be included in determining whether or not such individual has received an “excess parachute payment” under Section 280G of the Code, which could result in (i) the imposition of a 20% Federal excise tax (in addition to Federal income tax) payable by the individual on the value of such accelerated rights, and (ii) the loss by the Company of a compensation deduction.

Interest of Directors and Executive Officers.    All members of the board of directors and all executive officers of the Company are eligible for awards under the 2015 Incentive Plan and thus have a personal interest in the approval of the 2015 Incentive Plan.

New Plan Benefits

To date, the Company has not granted any awards under the 2015 Incentive Plan. Future benefits under the 2015 Incentive Plan are not currently determinable. On March 30, 2015, the fair market value of a common share of the Company was $49.08.

Vote Required

The proposal to approve the 2015 Incentive Plan requires the affirmative vote of the holders of a majority of the common shares present, in person or by proxy, and entitled to vote on the proposal.

The board of directors unanimously recommends that you vote “FOR” approval of the 2015 Incentive Plan.

Proposal 3 — Approval of Executive Compensation on an Advisory Basis

In accordance with the requirements of Rule 14a-21(a) under the Exchange Act, we are providing our stockholders with an advisory vote to approve executive compensation on an annual basis. An advisory vote at the Company’s 2011 Annual Meeting of Stockholders confirmed that stockholders overwhelmingly favored an annual advisory vote on executive compensation.

We believe that our executive compensation programs effectively align the interests of our named executive officers, or NEOs, with those of our stockholders by creating a combination of incentive compensation arrangements, in both cash and equity-linked programs, which are directly linked to performance and creation of stockholder value, coupled with a competitive level of base compensation. The objective for the named executive officers is to have a substantial portion of total compensation derived from performance-based incentives. Advisory votes on executive compensation in 2012, 2013 and 2014 resulted in affirmative votes of 99.8%, 96.9% and 63.1%, respectively.

The decrease in affirmative votes in 2014 resulted from Institutional Shareholder Services, Inc. (“ISS”) recommending that stockholders vote against our say-on-pay proposal in 2014, primarily because in 2013 the Company entered into an amended and restated executive employment agreement with Mr. Cargill upon his designation for succession as the Company’s CEO that continued to include an excise tax gross-up provision applicable to change in control transactions. This provision had appeared in his employment agreement since 2008. In response to the decreased support in favor of executive compensation, the board of directors undertook a review of the gross-up and other governance issues identified by ISS in order to determine appropriate action in the best interests of the Company and its stockholders. In December 2014 the Company entered into amended and restated employment agreements with each of Mr. Cargill, Mr. Bartholow, Mr. Hudgens and Mr. Ackerson that removed the provisions allowing for an excise tax gross-up payment in certain change in control transactions. The board also adopted Corporate Governance Guidelines which include policies stating that the Company will not enter into agreements with its executive officers providing for:

•

Payments to reimburse the executive for excise tax payable by the executive with respect to his or her compensation received in connection with a change in control transaction involving the Company; or

•

Payment of benefits or acceleration of rights to compensation following the occurrence of a change in control of the Company solely as a consequence of the change in control (sometimes referred to as a “single trigger” severance agreement).

Other governance policies adopted by the board of directors since the 2014 Annual Meeting of Stockholders are described below at “Board and Committee Matters — Corporate Governance.”

The board values stockholders’ opinions, and, as in prior years, the board intends to evaluate the results of the 2015 vote when making future decisions regarding compensation of the named executive officers. We encourage you to carefully review the “Executive Compensation” section of this Proxy Statement and particularly the “Compensation Discussion and Analysis” for a detailed discussion of the Company’s executive compensation programs.

This annual advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices with respect to their compensation described in this Proxy Statement. The vote is advisory and, therefore, not binding on the Company, the board of directors or the Human Resources Committee. This advisory vote may not be construed as overruling a decision by the board, nor create or imply any additional fiduciary duty of the board.

We are asking our stockholders to indicate their approval, on an advisory basis, for the 2014 compensation paid to our NEOs by voting FOR the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the 2014 compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to SEC Regulation S-K, Item 402 (including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures included in this Proxy Statement).

The proposal to approve the advisory vote on executive compensation requires the affirmative vote of the holders of a majority of the common shares present, in person or by proxy, and entitled to vote on the proposal.

The board of directors unanimously recommends that you vote “FOR” approval of this resolution.

Proposal 4 — Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm

The Audit and Risk Committee has appointed Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015. The Company is seeking stockholder ratification of the appointment of Ernst & Young LLP for fiscal 2015. Stockholder ratification of the selection of the Company’s independent registered public accounting firm is not required by the

Company’s bylaws, state law or otherwise. However, the board of directors is submitting the selection of Ernst & Young LLP to the Company’s stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit and Risk Committee will consider this information when determining whether to retain Ernst & Young LLP for future services. See the discussion at “Auditor Fees and Services” for information regarding the services provided to the Company by Ernst & Young LLP.

The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote and present in person or represented by proxy at the Annual Meeting.

The board of directors unanimously recommends that you vote “FOR” the ratification of

Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2015.

Other Matters

The Company does not currently know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the persons designated in the enclosed proxy will vote your proxy in their discretion on such matters.

BOARD AND COMMITTEE MATTERS

Board of Directors

The business affairs of the Company are managed under the direction of the board of directors. The board of directors meets on a regularly scheduled basis to review significant developments affecting the Company and to act on matters requiring approval by the board of directors. Special meetings of the board of directors are held as required from time to time when important matters arise that require action between scheduled meetings. The board of directors held six regularly scheduled meetings during 2014. Each of the Company’s directors participated in at least 75% of the meetings of the board of directors and the committees of the board of directors on which the director served during 2014.

Corporate Governance

The board of directors is committed to providing sound governance for the Company. The board of directors has adopted Corporate Governance Guidelines (the “Guidelines”) and charters for each committee of the board of directors to provide a flexible framework of policies relating to the governance of the Company. These documents are available in the “Governance Documents” section of the Company’s website at: http://investors.texascapitalbank.com/govdocs.

Among the policies addressed in the Guidelines are the following:

•

Majority voting for directors.    Any nominee for election as a director who receives a greater number of “withhold” votes than votes “for” election in an uncontested election must deliver his or her resignation to the board of directors. The board of directors will determine whether to accept the resignation based upon the recommendation of the Governance and Nominating Committee and consideration of the circumstances. The Company will disclose the board’s decision and the process by which it was reached.

•

Retirement policy.    A director who reaches the age of 72 at or before the time of his or her re-election will not be eligible for election to the board of directors, subject to waiver of this requirement by unanimous vote of the remaining members of the board. The retirement policy was waived with respect to Mr. McAllister for the 2015 election of directors.

•	Separation of Chairman and CEO duties. The position of Chairman of the Board is to be held by an independent director.

•

Limits on other board service.    No director may serve on more than four public company boards (including the Company’s board of directors). The CEO and any other management director may serve on no more than one other public company board, and the Chairman of the Board may serve on no more than two other public company boards (one if serving as chairman).

•

Board composition and independence.    No more than two members of management may be invited to serve on the board. A substantial majority of the board must qualify as independent under the relevant listing standards of the Nasdaq Stock Market and applicable rules of the SEC. All members of the board of directors other than Messrs. Cargill and Bartholow qualify as independent under these standards.

•

Term limits.    The board of directors does not believe it advisable to establish fixed term limits for directors. As an alternative to term limits, the board of directors seeks to assure that its members remain active, effective and independent contributors through ongoing performance evaluations, suitability reviews and continuing education as contemplated by the Guidelines.

•

Review of significant responsibility changes.    Any director who retires from his or her principal employment, or who materially changes the responsibilities of his or her principal employment, must tender a letter of resignation to the board of directors. The board of directors will determine whether to accept the resignation based on the recommendation of the Governance and Nominating Committee after its review of the circumstances.

•

Director compensation.    Director compensation includes a substantial equity-based component representing approximately half of each director’s annual compensation in order to align director interests with the long-term interests of stockholders.

•

Director stock ownership.    The board of directors has established stock ownership guidelines for directors in order to further align their interests with the long-term interests of stockholders. Directors are expected to own common stock having a value of at least three times the cash portion of the annual retainer paid to outside directors, and may not dispose of any shares of the Company’s common stock unless they own, and will continue to own, common stock with a value at or above that level.

•	Executive pay governance and stock ownership. As discussed in more detail below at “Executive Compensation — Compensation Discussion and Analysis,” the Guidelines include policies addressing:

•	Executive stock ownership;

•	Elimination of excise tax gross-ups with respect to executive compensation received upon a change in control;

•	No “single trigger” payment or acceleration of benefits upon a change in control; and

•	“Clawback” of incentive compensation upon a restatement of the Company’s financial statements.

•

Access to independent advisors.    The board of directors and each committee may, as it deems necessary or appropriate, obtain advice and assistance from independent, outside financial, legal, accounting, human resources or other advisors, at the expense of the Company.

•

Annual evaluation.    The board of directors and each committee conduct annual evaluations of their performance. The Governance and Nominating Committee assists the evaluation process and annually evaluates and recommends each candidate for election or re-election as a director in view of the needs and then-current make-up of the board of directors.

•

Executive sessions of the board of directors and committees.    The non-management directors meet in regularly scheduled executive sessions of the board of directors and its committees without any management directors or other management present.

•

Prohibition of poison pill.    Subject to the exercise of its fiduciary duties to the Company and its stockholders, the board of directors will not authorize the issuance of any of the Company’s preferred stock for defensive or anti-takeover purposes without the prior approval of stockholders.

Hedging of Company securities prohibited.    All Company directors, officers and employees are prohibited from purchasing any financial instrument that is designed to hedge or offset any decrease in market value of Company securities, and from participating in derivative or speculative transactions with respect to Company securities, including but not limited to prepaid variable forward contracts, collars, equity swaps, exchange funds, puts, calls and other derivative instruments. All directors, officers and employees are also prohibited from participating in short sales of the Company’s securities.

Pledging of Company securities prohibited.    Directors, officers who are reporting persons under Section 16 of the Exchange Act and such additional employees as may be designated by the Governance and Nominating Committee are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Director Independence

The board of directors has determined that each director other than Mr. Cargill and Mr. Bartholow qualifies as an “independent director” as defined in the Nasdaq Stock Market Listing Rules and as further defined by applicable statutes and regulations.

Board Leadership Structure and Risk Oversight

The CEO and Chairman positions are separated under the Company’s board leadership structure. Larry L. Helm acts as the non-executive Chairman and C. Keith Cargill serves as the CEO. The board of directors determined that this is the most effective way for its leadership to be structured and believes this is a best practice for governance in its industry. The members of the Company’s board of directors also serve as directors of the Bank in order to provide effective oversight of the Bank.

The board of directors is responsible for oversight of management and the business and affairs of the Company, including those relating to management of risk. The Audit and Risk Committee assists the board of directors in monitoring the effectiveness of the Company’s identification and management of compliance risk, interest rate risk, liquidity risk, price risk, operational risk and financial reporting risk. The Credit Risk Committee oversees the Company’s processes related to identification, management and reporting of credit risk exposures, the determination and adequacy of the allowance for loan and lease losses and the establishment and administration of the Company’s credit policies. The Human Resources Committee reviews periodically the Company’s human resources and compensation policies, practices and procedures to identify potential risks to the Company.

The Company maintains an executive Risk Management Committee (“RMC”) which operates under the direction of the Audit and Risk Committee. The Audit and Risk Committee has approved the RMC’s charter and defined its scope of activities. The RMC is comprised of executives responsible for all major categories of risk within the Company and reports to the Audit and Risk Committee at least quarterly. The Audit and Risk Committee reports to the board of directors at least quarterly with respect to activities of the RMC.

Committees of the Board of Directors and Meeting Attendance

The board of directors had four standing committees during 2014.

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Governance and Nominating Committee.    The Governance and Nominating Committee oversees the corporate governance policies for the Company and identifies, screens, recruits and recommends to the board of directors candidates to serve as directors. The Committee makes recommendations concerning the size and composition of the board of directors, considers any corporate governance issues that arise and develops appropriate recommendations, develops specific criteria for director independence and assesses the effectiveness of the board of directors. Governance and Nominating Committee members are James R. Holland, Jr. (Chairman), James H. Browning and Frederick B. Hegi, Jr. Each member of the Committee is an independent director. The board of directors has adopted a charter for the Governance and Nominating Committee, which is available on the Company’s website at www.texascapitalbank.com. The Governance and Nominating Committee met four times during 2014.

The Governance and Nominating Committee considers high professional ethics and values, relevant management experience and commitment to enhancing stockholder value when evaluating candidates for the Company’s board of directors, utilizing a variety of methods. The Committee considers diversity when identifying nominees for director, looking primarily for diversity in professional experiences and skills to ensure the board of directors is comprised of individuals who are able to contribute a variety of viewpoints, which the Committee believes is important in ensuring that the board exercises broad judgment and diligence. The Committee regularly assesses the size of the board of directors, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the board of directors. Candidates may come to the attention of the Committee from current directors, stockholders, professional search firms, officers or other persons. The Committee reviews all candidates in the same manner regardless of the source of the recommendation.

•	Audit and Risk Committee. The Audit and Risk Committee oversees the Company’s and the Bank’s processes related to financial and regulatory reporting, risk identification and management,

control and compliance. The Audit and Risk Committee also oversees the Company’s internal control over financial reporting, management’s preparation of the financial statements of the Company, and reviews and assesses the independence and qualifications of the Company’s independent registered public accounting firm. The board of directors has adopted a written charter for the Audit and Risk Committee which is available on the Company’s website at www.texascapitalbank.com. The Audit and Risk Committee recommends to the board of directors the firm selected to be the Company’s independent registered public accounting firm and monitors the performance of such firm, reviews and approves the scope of the annual audit and quarterly reviews and evaluates with the independent registered public accounting firm the Company’s annual audit and annual consolidated financial statements. The Committee also oversees the Company’s internal audit staff, which includes reviewing with management the status of internal accounting controls and evaluating problem areas having a potential financial impact on the Company that may be brought to its attention by management, the independent registered public accounting firm or the board of directors. The Committee also oversees the activities of the Company’s Risk Management Committee, which is chaired by the Company’s Chief Risk Officer and includes the Company’s CEO, CFO, Chief Accounting Officer and the Bank’s director of operations. The Audit and Risk Committee is comprised of four directors, each of whom is independent in accordance with applicable SEC rules and the Nasdaq Stock Market Listing Rules: James H. Browning (Chairman), Charles S. Hyle, William W. McAllister III and Ian J. Turpin. The Audit and Risk Committee met five times during 2014.

The board of directors has determined that each of the four Audit and Risk Committee members is financially literate under the current listing standards of Nasdaq. The board of directors also determined that all four members qualify as “audit committee financial experts” as defined by the SEC and therefore satisfy the Nasdaq Stock Market’s financial sophistication requirements as well.

•

Human Resources Committee.    The Human Resources Committee (“HR Committee”) advises management and makes recommendations to the board of directors with respect to the compensation and other employment benefits of executive officers and key employees of the Company. The HR Committee also administers the Company’s long- term incentive and incentive bonus programs for executive officers and employees. The HR Committee’s Charter is available on the Company’s website at www.texascapitalbank.com. Each member of the HR Committee is independent in accordance with applicable SEC rules and the Nasdaq Stock Market Listing Rules. The HR Committee members are Dale W. Tremblay (Chairman), Frederick B. Hegi, Jr., and Steven P. Rosenberg. The HR Committee met five times during 2014.

•

Credit Risk Committee.    The Credit Risk Committee oversees the Company’s processes related to identification, management and reporting of credit risk exposures, the determination and adequacy of the allowance for loan and lease losses, and the establishment and administration of the Company’s credit policies consistent with the risk oversight framework established by the board of directors. The Credit Risk Committee’s Charter is available on the Company’s website at www.texascapitalbank.com. Credit Risk Committee members are Larry L. Helm (Chairman), Preston M. Geren III, Charles S. Hyle, Elysia Holt Ragusa and Robert W. Stallings. Each member of the Committee is an independent director. The Credit Risk Committee met five times during 2014.

Communications with the Board

Stockholders may communicate with the board of directors, including the non-management directors, by sending an e-mail to bod@texascapitalbank.com or by sending a letter to the board of directors, c/o Corporate Secretary, 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit your correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.

Report of the Audit and Risk Committee

The Audit and Risk Committee’s general role is to assist the board of directors in overseeing the Company’s financial reporting process and related matters. The Audit and Risk Committee has reviewed and discussed with the Company’s management and the Company’s independent registered public accounting firm the audited financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

The Audit and Risk Committee has also discussed with the Company’s independent registered public accounting firm the matters required to be discussed pursuant to the Public Company Accounting Oversight Board Auditing Standard, Communications with Audit Committees. The Audit and Risk Committee has received and reviewed the written disclosures and the letter from the Company’s independent registered public accounting firm pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding communication with audit committees concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence. The Audit and Risk Committee has also considered whether the provision of non-audit services to the Company by Ernst & Young LLP is compatible with maintaining their independence, and has determined that such independence has been maintained.

Based on the review and discussion referred to above, the Audit and Risk Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 19, 2015.

This report is submitted on behalf of the Audit and Risk Committee.

James H. Browning, Chairman

Charles S. Hyle

W. W. McAllister III

Ian J. Turpin

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics (“Code of Conduct”) that applies to all its employees, including its CEO, CFO and controller. The Company has made the Code of Conduct available on its website at www.texascapitalbank.com. Any amendments to, or waivers from, our Code of Conduct applicable to our executive officers will be posted on our website within four days of such amendment or waiver.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information as of March 30, 2015 concerning the beneficial ownership of the Company’s common stock by: (a) each director, director nominee and named executive officer, (b) each person the Company knows to beneficially own more than 5% of the issued and outstanding shares of a class of common stock, and (c) all of the Company’s named executive officers (“NEOs”) and directors as a group. The persons named in the table have sole voting and investment power with respect to all shares they owned, unless otherwise noted. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options, restricted stock units (“RSUs”) or stock appreciation rights (“SARs”) held by that person that are currently exercisable or will become exercisable within 60 days after March 30, 2015 are deemed exercised and outstanding, while these shares are not deemed exercised and outstanding for purposes of computing the percentage ownership of any other person.

Persons known to Company who own more than 5% of outstanding shares of Company Common Stock	Number of Shares of Common Stock Beneficially Owned		Percent of Shares of Common Stock Outstanding*
BlackRock, Inc. and certain affiliates	4,722,672	(1)	10.32%
T. Rowe Price Associates, Inc.	4,475,878	(2)	9.78%
The Vanguard Group, Inc. and certain affiliates	3,038,265	(3)	6.64%
Capital Research Global Investors	2,343,800	(4)	5.12%

*	Percentage is calculated on the basis of 45,772,245 shares, the total number of shares of common stock outstanding on March 30, 2015.

(1)

As reported by BlackRock, Inc. on a Schedule 13G filed with the SEC on January 9, 2015, as of December 31, 2014, reporting sole voting power with respect to 4,592,632 shares and sole dispositive power with respect to 4,722,672 shares. Its address is 55 East 52nd St., New York NY 10022.

(2)	As reported by T. Rowe Price Associates, Inc. on a Schedule 13G filed with the SEC on February 11, 2015, as of December 31, 2014, reporting sole voting power with respect to 613,590 shares and sole dispositive power with respect to 4,475,878 shares. Its address is 100 East Pratt St., Baltimore MD 21202.

(3)	As reported by Vanguard Group, Inc. on a Schedule 13G filed with the SEC on February 10, 2015, as of December 31, 2014, reporting sole voting power with respect to 62,948 shares, sole dispositive power with respect to 2,979,017 shares and shared dispositive power with respect to 59,248 shares. Its address is 100 Vanguard Blvd., Malvern PA 19355.

(4)	As reported by Capital Research Global Investors on a Schedule 13G filed with the SEC on February 13, 2015, as of December 31, 2014, reporting sole voting and dispositive power with respect to 2,343,800 shares. Its address is 333 South Hope Street, Los Angeles CA 90071.

Name(1)	Number of Shares of Common Stock Beneficially Owned		Percent of Shares of Common Stock Outstanding
Vince A. Ackerson	18,104	(2)	*
Julie L. Anderson	25,902	(3)	*
Peter B. Bartholow	26,888	(4)	*
James H. Browning	10,475	(5)	*
C. Keith Cargill	26,297	(6)	*
Preston M. Geren III	3,500		*
Frederick B. Hegi, Jr.	209,543	(7)	*
Larry L. Helm	21,475	(8)	*
James R. Holland, Jr.	60,067	(9)	*
John D. Hudgens	7,240	(10)	*
Charles S. Hyle	500		*
W. W. McAllister III	34,600	(11)	*
Elysia Holt Ragusa	6,275	(12)	*
Steven P. Rosenberg	54,475	(13)	*
Robert W. Stallings	6,075	(14)	*
Dale W. Tremblay	4,475		*
Ian J. Turpin	37,571	(15)	*
All executive officers and directors as a group	553,462		1.21	%**

*	Less than 1% of the issued and outstanding shares of the class.

**	Percentage is calculated on the basis of 45,772,245 shares, the total number of shares of common stock outstanding on March 30, 2015.

(1)	Unless otherwise stated, the address for each person in this table is 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.

(2)	Includes 11,945 shares held by Mr. Ackerson and 1,689 shares held by JAKS Partners, LTD. Mr. Ackerson is the general partner of JAKS Partners. Also includes 4,470 vested SARs.

(3)	Includes 23,757 shares held by Ms. Anderson. Also includes 2,145 vested SARs.

(4)	Includes 22,500 shares held by Mr. Bartholow. Also includes 4,388 vested SARs.

(5)	Includes 7,275 shares held by Mr. Browning. Also includes 200 RSUs that will become exercisable within 60 days and 3,000 vested SARs.

(6)	Includes 22,750 shares held by Mr. Cargill. Also includes 3,547 vested SARs.

(7)	Includes 127,132 shares held by Valley View Capital Corp. Retirement Savings Trust for the benefit of Mr. Hegi, 24,252 shares held by the F.B. Hegi Trust of which Mr. Hegi is the beneficiary, 28,000 shares held by Hegi Family Holdings, Ltd. of which Mr. Hegi is the managing partner and 22,359 shares held directly by Mr. Hegi. Also includes 4,000 shares that may be acquired upon exercise of options, 200 RSUs that will become exercisable within 60 days and 3,600 vested SARs.

(8)	Includes 8,275 shares held by Mr. Helm. Also includes 200 RSUs that will become exercisable within 60 days and 13,000 vested SARs.

(9)	Includes 59,267 shares held by Lamar Hunt Trust Estate of which Mr. Holland is the Trustee, but disclaims ownership. Also includes 200 RSUs that will become exercisable within 60 days and 600 vested SARs, both issued in the name of Lamar Hunt Trust Estate. Mr. Holland will retire from the board effective at the 2015 annual meeting.

(10)	Includes 2,983 shares held by Mr. Hudgens. Also includes 4,257 vested SARs.

(11)	Includes 23,400 shares held by Mr. McAllister. Also includes 200 RSUs that will become exercisable within 60 days and 11,000 vested SARs.

(12)	Includes 3,075 shares held by Mrs. Ragusa. Also includes 200 RSUs that will become exercisable within 60 days and 3,000 vested SARs.

(13)	Includes 41,275 shares held by Mr. Rosenberg. Also includes 200 RSUs that will become exercisable within 60 days and 13,000 vested SARs.

(14)	Includes 5,275 shares held by Mr. Stallings. Also includes 200 RSUs that will become exercisable within 60 days and 600 vested SARs.

(15)	Includes 4,275 shares held by Mr. Turpin. Also includes 5,951 shares held by Johnson Management Trust, 14,641 shares held by The Nini Gift Trust and 1,904 shares held in the Rebekah Johnson Nugent 1976 Trust, each of which Mr. Turpin’s spouse serves as the trustee. Also includes 200 RSUs that will become exercisable within 60 days and 10,600 vested SARs.

EXECUTIVE COMPENSATION

Our named executive officers for 2014, and the positions held by them on December 31, 2014 (sometimes referred to in this Proxy Statement as NEOs), are:

C. Keith Cargill	President and Chief Executive Officer of the Company; President and Chief Executive Officer, Texas Capital Bank

Peter B. Bartholow	Chief Financial Officer and Chief Operating Officer of the Company; Chief Operating Officer, Texas Capital Bank

John D. Hudgens	Chief Risk Officer of the Company; Chief Credit Officer and Chief Risk Officer, Texas Capital Bank

Vince A. Ackerson	Texas President and Chief Lending Officer, Texas Capital Bank

Julie L. Anderson	Controller, Chief Accounting Officer and Secretary of the Company; Chief Financial Officer, Texas Capital Bank

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation programs and explains our compensation philosophy, policies and practices with respect to the named executive officers identified above.

Oversight of Executive Compensation Program

The HR Committee of our board of directors oversees our executive compensation programs. Each member of the HR Committee is an “independent director” as defined by the Nasdaq Stock Market Listing Rules. With approval by the board, the HR Committee has developed and applied a compensation philosophy that focuses on a combination of a competitive base salary and incentive compensation, including cash and equity-linked programs, which are directly tied to performance and creation of stockholder value. The objective for the executive officers and key employees is to have a substantial portion of total compensation derived from performance-based incentives.

The HR Committee works diligently throughout the year in conferences, formal meetings, discussions with consultants, interaction with management and review of compensation-related materials. The HR Committee works closely with executive management, primarily our chief executive officer (“CEO”), in assessing the appropriate compensation approach and levels for our executive officers and key employees. In consultation with the full board, the HR Committee is empowered to advise management and make recommendations to the board of directors with respect to the overall executive compensation and employment benefits, philosophy and objectives of the Company. The HR Committee establishes objectives for the Company’s CEO and sets the CEO’s compensation based, in part, on the evaluation of peer group data. The HR Committee also reviews and recommends to the board the Company’s annual and long-term incentive plans for executive officers and key employees.

The HR Committee regularly reviews the Company’s compensation programs to ensure that remuneration levels and incentive opportunities are competitive and reflect performance. Factors taken into account in assessing the compensation of individual officers may include the Company’s overall performance, the officer’s performance and contribution to the Company, experience, strategic impact, external equity and market value, internal equity and fairness and retention priority. The various components of the compensation programs for the named executive officers are discussed below in the Executive Compensation Program Overview. There are no material differences in compensation policies for each of the five named executive officers, as all relate primarily to performance and contribution in achieving consolidated results. In the case of the four named executive officers other than the CEO, the CEO makes recommendations to the HR Committee about each of their individual total compensation levels. The HR Committee may delegate the allocation of certain salary increases or annual incentive dollars for the other four named executive officers to the CEO.

Compensation Risk Oversight

In 2014, the HR Committee conducted its annual compensation risk assessment with the assistance of its independent compensation advisor. Based upon the results of that assessment we do not believe that our compensation program creates risks that are reasonably likely to have a material adverse effect on the Company.

2014 Advisory Vote on Executive Compensation — Removal of Excise Tax Gross-up Provisions in Executive Employment Agreements

The HR Committee monitors the results of the required advisory vote on executive compensation each year. Our advisory say-on-pay votes at the 2012 and 2013 annual meetings of stockholders were over 95% FOR our executive compensation. At the 2014 annual meeting of stockholders, the executive compensation proposal received a 63% FOR vote. Institutional Shareholder Services, Inc. (“ISS”) recommended that stockholders vote against our say-on-pay proposal in 2014, primarily because in 2013 the Company entered into an amended and restated executive employment agreement with Mr. Cargill upon his designation for succession as the Company’s CEO that continued to include an excise tax gross-up provision applicable to change in control transactions. This provision had appeared in his employment agreement since 2008.

In response to the decreased support in favor of executive compensation, the board of directors undertook a review of the gross-up and other governance issues identified by ISS in order to determine appropriate action in the best interests of the Company and its stockholders. In December 2014 the Company entered into amended and restated employment agreements with each of Mr. Cargill, Mr. Bartholow, Mr. Hudgens and Mr. Ackerson that removed the provisions allowing for an excise tax gross-up payment in certain change in control transactions. The board also adopted Corporate Governance Guidelines, which we refer to as the Guidelines, in March 2015, which include policies stating that the Company will not enter into agreements with its executive officers providing for:

•

Payments to reimburse the executive for excise tax payable by the executive with respect to his or her compensation received in connection with a change in control transaction involving the Company; or

•

Payment of benefits or acceleration of rights to compensation following the occurrence of a change in control of the Company solely as a consequence of the change in control (sometimes referred to as a “single trigger” severance agreement).

Clawback of Incentive Compensation

The Guidelines include a policy providing that incentive compensation payable to our named executive officers under certain of the Company’s incentive compensation arrangements will be subject to recovery by the Company if, in the year such compensation is paid, or within three years thereafter, the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under applicable securities laws. The repayment obligation applies to the extent repayment is required by applicable law, or to the extent the executive’s compensation is determined to be in excess of the amount that would have been payable taking into account any restatement or correction. The board of directors, considering the best interests of the Company and its stockholders and the recommendation of the HR Committee, has the sole discretion to determine whether an executive’s actions have or have not met any particular standard of conduct under law or Company policy, and whether recovery of incentive compensation should be pursued.

Executive Stock Ownership Guidelines and Equity Incentive Philosophy

The board of directors in 2015 established stock ownership guidelines for the named executive officers in order to further align their interests with the long-term interests of stockholders. Covered executives are expected to own common stock having a value of at least three times their base compensation (five times for the CEO), and may not dispose of any shares of the Company’s common stock unless they own, and will continue to own, common stock at that level. Unvested restricted stock, restricted stock units, stock options and stock appreciation rights are not included in an executive’s stock ownership for purposes of the policy.

In 2012, 2013 and 2014 the Company issued to its named executive officers as their primary long-term equity incentive cash-settled Performance Units, a portion of which vest based on the attainment of certain performance metrics developed by the HR Committee with the balance vesting on the third anniversary of the date of grant if the named executive is employed by the Company or is eligible for approved retirement. These cash-settled awards were intended to balance the interest of the Company in providing an incentive to its executives that would vary based upon the performance of the Company’s common stock with the interest of stockholders in experiencing less dilution of their ownership of the Company resulting from the Company’s employee compensation program. The Company has performed at or near the top of its peer group over this time period while having less dilution to its stockholders resulting from its employee compensation programs.

One result of relying on cash-settled Performance Units is that the Company’s senior executives have accumulated lower levels of direct stock ownership than is found at many of the Company’s peers. The board of directors believes that the cash-settled Performance Units, which fluctuate in value with changes in the market price of the Company’s common stock, place significant amounts of an executive’s compensation at risk relative to the Company’s performance and the value of its common stock comparable to the direct ownership of common stock. The Company’s recently adopted executive stock ownership guidelines do not count unvested cash-settled Performance Units toward the executive’s stock ownership target. The following table is provided to indicate the value at risk of each of the named executive officers resulting from their outstanding awards of cash-settled Performance Units, directly owned common stock and vested stock appreciation rights as an indicator of the appropriate incentive structure created for the executives in order to align their interests with stockholders.

Named Executive Officer	Shares Owned(A)	Vested SARs	Unvested Cash-Settled Units(B)	Value at Risk(C)	VAR as % of 2014 Base Salary
C. Keith Cargill	22,750	3,547	35,773	$3,218,060	515%
Peter B. Bartholow	22,500	4,388	33,702	3,120,364	706%
John D. Hudgens	2,983	4,257	28,423	1,798,711	432%
Vince A. Ackerson	13,634	4,470	25,476	2,214,596	554%
Julie L. Anderson	23,757	2,145	6,261	1,660,558	573%

(A)	Shares owned are as of December 31, 2014 but also include 10,000 shares purchased by Mr. Cargill in January 2015.

(B)	Represents Performance Units subject to vesting in 2015, 2016 and 2017 based upon award grants made in 2012, 2013 and 2014 to then-serving NEO’s based upon the Company’s achievement of certain performance measures and the executive’s continued employment by the Company. See “Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentives.” As noted, Ms. Anderson was not considered an NEO during those years and her unvested cash units are time-vested only.

(C)	Based on December 1, 2014 stock price of $53.14, as contemplated by the executive stock ownership guidelines.

The HR Committee has determined that 2015 annual grants of performance units will be settled in shares of common stock rather than cash in order to support the accumulation of larger amounts of directly owned shares of common stock by the named executive officers in future years, and expects that grants in future years will similarly emphasize the accumulation of direct ownership of common stock, which will increase dilution associated with our equity-based incentives. All of the named executive officers are in compliance with the Company’s executive stock ownership policy, and as of the date of this Proxy Statement Mr. Bartholow and Ms. Anderson have reached the target levels of share ownership under the executive stock ownership guidelines.

Objectives of Executive Compensation

We seek to provide a compensation package for our NEOs that is driven primarily by the overall financial performance of the Company. We believe that the performance of each of the executives impacts our overall long-term profitability and, therefore, have set the following objectives for compensation programs impacting the NEOs of the Company:

•	to provide motivation for the NEOs and to enhance stockholder value by linking their compensation to the value of our common stock;

•

to allow the Company and the Bank to attract and retain highly qualified executive officers by providing total compensation opportunities consistent with those provided in the industry and commensurate with the Company’s business strategy and performance objectives; and

•	to maintain reasonable “fixed” compensation costs by targeting base salaries at competitive levels.

Role of the Consultant

The HR Committee has determined that a formal executive compensation market/peer review will be performed every other year. The HR Committee engaged the services of independent executive compensation consulting firm Frederic W. Cook & Co, Inc. (“Cook”) during 2014 for that review, which we refer to as the Cook 2014 Review. Cook assisted the HR Committee in its review of total direct compensation for the NEOs including a review of 2014 incentive compensation and 2015 base salaries for the NEOs discussed in the “Base Salary” section below. Cook only provided executive compensation consulting services under the direction of the HR Committee and did not provide any additional services to the Company. In order not to impair the independence of the compensation consultant, or create the appearance of an impairment, the Committee follows a policy that the compensation consulting firm may not provide other services to the Company. The HR Committee has evaluated Cook’s independence, including the factors relating to independence specified in Nasdaq Stock Market Listing Rules, and determined that Cook is independent. The next executive compensation market/peer review will be performed in 2016. For 2015 base salaries and 2014 incentive compensation the HR committee used the Cook 2014 Review and market data regarding performance of comparable financial services companies as well as consideration of the Company’s financial performance and each NEO’s individual performance.

Our management provides input to the compensation consultant but does not direct or oversee its activities with respect to our executive compensation programs.

The compensation consultant reports to and acts at the direction of the HR Committee. The HR Committee directs its compensation consultant to provide certain guidance on an ongoing basis, including:

•	Expertise on compensation strategy and program design;

•	Information relating to the selection of the Company’s peer group and compensation practices employed by the peer group;

•	Establishing and administering executive compensation plans or arrangements that provide benefits to executive officers of the Company in accordance with the goals and objectives of the Company; and

•	Considering and making recommendations to the HR Committee concerning the existing executive compensation programs and changes to such programs.

Market Competitive Analysis Methodology

Cook provided the HR Committee with a market competitive executive compensation analysis for the NEOs including base salary, annual incentives, long-term incentives and non-qualified deferred compensation plans, including retirement benefits. This analysis was performed by utilizing primarily peer company proxy statements.

Peer Company Proxy Data    The HR Committee and Cook, with input from the Company’s management, reviewed the Company’s peer group, which consists of nineteen companies with business operations in commercial banking and financial services with comparable long-term performance, asset size, and market capitalization. Peer company data is used by the HR Committee as a reference and not an absolute target for compensation approaches and levels. Based on this review, no changes to the peer group were made in 2014, which includes the following companies:

BOK Financial Corporation

City National Corporation

Cullen/Frost Bankers, Inc.

FirstMerit Corporation

First Financial Bancorp

First Midwest Bancorp, Inc.

IberiaBank Corporation

MB Financial, Inc.

PacWest Bancorp

Pinnacle Financial Partners, Inc.

Hilltop Holdings, Inc.

PrivateBancorp, Inc.

Prosperity Bancshares Inc.

Signature Bank

SVB Financial Group

TCF Financial Corporation

TrustMark Corporation

Western Alliance Bancorporation

Wintrust Financial Corporation

Summary

According to information provided to the HR Committee by its independent compensation consultant, the target total compensation paid to the Company’s executive officers was aligned between the 50th and 75th percentiles of the Company’s peer group. In view of the Company’s competitive performance, historical earnings levels and growth in earnings, the HR Committee believes that the Company’s current executive compensation philosophy and practices are successful in providing stockholders with talented, dedicated executive officers at competitive compensation levels.

Executive Compensation Program Overview

The executive compensation package available to our NEOs is comprised of:

•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation, including stock appreciation rights (“SARs”), performance SARs (“PSARs”), restricted stock units (“RSUs”), and cash-based performance units (“Performance Units”); and

•	other standard retirement and health benefits.

Base Salary

Base salary is designed to provide competitive levels of base compensation to our executives and to reflect their experience, duties and scope of responsibilities. We pay competitive base salaries required to recruit and retain executives of the quality that we must employ to ensure the success of our Company. Base salaries for the NEOs are subject to annual review under the terms of the contracts discussed below, but are not always adjusted on an annual basis. The HR Committee determines the appropriate level and timing of changes in base compensation for the CEO, and for the other NEOs upon consideration of the recommendation of the CEO. In making determinations of salary levels for the named executives, the HR Committee considers the entire compensation package for executive officers, including the equity-linked compensation provided under long-term compensation plans. The Company intends for the total compensation levels to be consistent with competitive practices of our peer group companies and each executive’s level of responsibility. The HR Committee determines the level of salary increases after reviewing:

•	the qualifications, experience and performance of each executive officer;

•	the compensation paid to persons having similar duties and responsibilities in our peer group companies; and

•	the nature of the Bank’s business, the complexity of its activities and the importance of the executive’s experience to the success of the business.

The HR Committee recommended and the board approved annual salaries and percentage increases effective March 1, 2015 as follows: Mr. Cargill $750,000 (20%), Mr. Bartholow $458,000 (4%), Mr. Hudgens $435,000 (5%), Mr. Ackerson $430,000 (8%), and Ms. Anderson $310,000 (7%).

Annual Incentive Compensation

Annual incentive compensation is designed to provide competitive levels of compensation based on experience, duties and scope of responsibilities. In addition, our annual incentive program is designed to ensure that variable compensation based on the Company’s profitability is a significant component of total cash compensation for the named executives. The HR Committee compares our performance to peers with an emphasis on net income and earnings per share growth, as well as improvements in return on assets, or ROA, and measures of credit quality. The HR Committee uses the annual incentive compensation to motivate and reward the NEOs for achievement of strategic, business and financial objectives.

Pursuant to the cash incentive program approved by the HR Committee, an aggregate incentive amount, or pool, is established each year. The size of the incentive pool is derived as a percentage of the Company’s pre-tax, pre-annual incentive income. The incentive pool has historically varied from 5% to 15% of the Company’s pre-tax, pre-annual incentive income but may vary depending on the profitability of the Company, performance of individual business units, number of participants, amounts guaranteed to new officers and other factors. Due to our continued profitability, the HR Committee approved an incentive pool for 2014 set at 7% of pre-tax, pre-annual incentive income. The amount of the incentive pool is incorporated in the annual business and financial plan approved by the board of directors and is adjusted during the year, based on actual results compared to the approved financial plan. After verification of final results, the total annual incentive pool and allocation of dollars in the incentive pool among the participants are approved by the HR Committee.

The HR Committee can exercise positive or negative discretion over the incentive pool based on their evaluation of the Company in comparison to peer companies in our industry as well as evaluation of overall economic conditions and individual performance. The incentive pool is allocated among three distinct groups: the NEOs, relationship managers generally responsible for lending and other service offerings and other key managers, which includes persons who oversee and provide critical support in such areas as finance, human resources, operations, funding, investments and credit policy. Executive management determines allocations within production and key management groups pursuant to the approved program.

The portion of the total incentive pool allocated to the NEOs is based on the performance of the Company compared to plan and other measures of performance. For 2014, it was also based on the Company’s earnings per share, or EPS, compared to peers and ROA compared to plan and peers. A targeted amount as a percentage of base salary for each NEO is also considered. The HR Committee approves the allocation of the remainder of the incentive pool with input from the CEO. The CEO submits recommendations for incentive compensation for the NEOs other than the CEO. The HR Committee determines the incentive payment for the CEO and considers the recommendation of the CEO in its final determinations of awards to be paid to the other NEOs. The Committee met with the CEO and considered the individual contributions and responsibilities of the other NEOs in determining their incentive payments. As Ms. Anderson was not an NEO in 2014, her incentive was paid out of the key management portion of the pool.

In determining awards of annual cash incentives the HR Committee considers the entire compensation package of each of the named executive officers and the performance of that individual. The incentive award potential is intended to be consistent with each named executive officer’s level of responsibility, position and performance. A percentage of each NEO’s base salary in effect at the end of the prior fiscal year is generally targeted, ranging from 60% to 100%. The 2014 Cook Review confirmed these amounts are consistent with mid-range opportunities among our peer group companies. Individual incentives can be above or below these targets based on the Company’s and NEO’s performance in any given year. Incentives paid for 2014 fell within these targets based on the Company’s overall performance, both absolute and relative to peer companies, and the individual performance of each of the NEOs.

The HR Committee met in February 2015 to determine annual incentive pool compensation to be paid to the named executive officers for the Company’s 2014 performance. In determining the 2014 payouts, the HR Committee considered the Company’s overall performance and ROA compared to peers, as well as individual performance by each NEO. Based on these performance measures, the HR Committee awarded annual incentive compensation payouts of between 72% and 100% of each named executive officer’s base salary in effect at December 31, 2014, with an average payout of 83% for the four NEO’s, excluding Ms. Anderson. Ms. Anderson’s incentive compensation payout was 81% of her base salary. The annual incentive payments for each named executive officer are set forth in the Summary Compensation Table.

Long-Term Incentives

Long-term incentive awards for our named executive officers that are linked to Company and stock performance have been historically granted from our 2005 Long-Term Incentive Plan (the “2005 Plan”) or our 2010 Long-Term Incentive Plan (the “2010 Plan”). These awards, which include cash-based equity-linked and equity-based awards under the 2005 Plan or 2010 Plan, are designed to align more directly the interests of the NEOs with those of our stockholders and to motivate the NEOs to increase the stockholder value of the Company over the long term. Executive management and the HR Committee believe that equity-linked incentives are most effective in aligning the interests of employees and stockholders, building stockholder value and retaining the Company’s key employees.

The 2005 Plan became effective on May 17, 2005 and will terminate on May 17, 2015. Participants in the 2005 Plan included employees (including any employee who was also a director), consultants, contractors and non-employee directors of the Company or its subsidiaries whose judgment, initiative and efforts contributed to or may be expected to contribute to the successful performance of the Company.

Grants made pursuant to the 2005 Plan included awards of SARs, PSARs, RSUs, stock options and performance-based awards payable in cash. As of December 31, 2014, there were 44,655 shares of common stock remaining available for grant under the 2005 Plan, subject to forfeiture and other provisions of the 2005 Plan.

The 2010 Plan became effective on May 18, 2010 and will terminate on May 18, 2020, unless earlier terminated in connection with approval of the 2015 Incentive Plan. Employees (including any employee who was also a director), consultants, contractors and non-employee directors of the Company or its subsidiaries whose judgment, initiative and efforts contributed to or may be expected to contribute to the successful performance of the Company are eligible to participate in the 2010 Plan. The HR Committee approves the eligible participants under the 2010 Plan, administers the granting of awards under the 2010 Plan, sets vesting criteria, establishes performance objectives and may amend the Plan in accordance with authority approved by stockholders.

Grants made pursuant to the 2010 Plan may include, but are not limited to, awards of SARs, PSARs, RSUs, stock options and other performance-based awards paid in cash. As of December 31, 2014, there were 180,120 shares of common stock remaining available for grant under the 2010 Plan, subject to forfeiture and other provisions of the 2010 Plan.

We are asking for stockholder approval of our 2015 Incentive Plan at this annual meeting. If the 2015 Incentive Plan is approved, the Company will have 2,550,000 shares available for awards under the plan. The 2015 Incentive Plan will provide for awards of stock options, stock appreciation rights, restricted stock awards, restricted stock units, dividend equivalent rights, performance awards and other awards, in amounts and with terms and conditions as determined by the HR Committee. If the 2015 Incentive Plan is approved by stockholders, the Company intends that all future long-term incentive compensation awards will be made pursuant to the 2015 Incentive Plan, and no further grants will be made pursuant to the 2005 Plan or 2010 Plan. For more information on the 2015 Incentive Plan, see “Proposal 2 — Approval of the 2015 Long-Term Incentive Plan — Description of the 2015 Incentive Plan.”

In 2012, 2013 and 2014, long-term incentive grants were made to the NEOs under the 2010 Plan in the form of cash-based Performance Units. Vesting of stated percentages of the Performance Units is based on the attainment of certain performance metrics developed by the HR Committee as outlined below, referred to as the performance portions of the awards. The vesting of the remaining percentages, referred to as the time-based portion, occurs on the third anniversary of the date of grant if the named executive is employed by the Company or is eligible for approved retirement. Ms. Anderson was not considered an NEO during that time and did not receive these grants.

Vesting of the performance portions of the Performance Units is subject to determinations by the HR Committee that the EPS and ROA objectives have been achieved without imposing excessive risk to stockholders and that the Company has maintained appropriate standards related to asset quality, capital management, expense management relative to revenue and the funding composition and level to support loan growth. As it relates to asset quality, it is the board’s intent that the Bank’s asset quality and credit controls will be at a level of comparable high performing banks’ asset quality and credit controls. It is the board’s intent that the Bank will maintain a tangible capital ratio similar to that of solidly capitalized banks, that the Bank be run efficiently with a guideline efficiency ratio of 60% or better and that at least 100% of traditional loans held for investment will be supported by core deposits.

The Company made an annual grant of Performance Units in June 2012, with 75% of the Performance Units being tied to performance measures and 25% of the Performance Units being time-based. The performance measures for the 2012 grant were tied to growth levels in EPS and the level of ROA for the three-year period ending December 31, 2014, with 50% of the performance portion of the grant based upon the EPS objective and 50% based upon the ROA objective.

The number of Performance Units awarded in 2012 was based on a targeted percentage of base compensation for each of the named executives and recognition that the award would effectively cover a four-year period. Based on the defined objectives for the 75% performance portion of the Performance Units, the NEOs had the opportunity to vest between 0% and 110% of the performance portion of the Performance Units. The value of the Performance Units was determined at December 31, 2014, the end of the three-year period covered by the grants. At December 31, 2014, average growth in EPS over the three-year period was 15.8% on an adjusted basis and the maximum ROA target of 1.10% was met during the three-year period. The HR Committee and the board of directors also determined that these results were achieved without imposing excessive risk to stockholders and that the Company maintained appropriate standards related to asset quality, capital management, expense management relative to revenue and the funding composition and level to support loan growth. Based on the achievement of these performance goals and its consideration of the discretionary factors described above, the HR Committee determined that the 2012 grant vested at 95.5% of target. The actual amounts paid to the NEOs are included in the compensation tables below.

The Company made an annual grant of Performance Units in June 2013. The grants were structured in a manner consistent with the 2012 grants described above, however the performance portion of the Performance Units was set at 60% to reflect industry standards, with 50% of the performance portion of the grant based upon the EPS objective and 50% based upon the ROA objective. The time-based portion of these Performance Units was set at 40%. Based on the defined objectives for the performance portion of the Performance Units, the NEOs will have the opportunity to vest between 0% and 150% of the performance portion of the Performance Units under this grant, which covers the three-year period ending December 31, 2015.

The Company made an annual grant of Performance Units in June 2014. The grants were structured in a manner consistent with the 2012 grants described above, however the performance portion of the Performance Units was set at 50% to reflect industry standards, with 50% of the performance portion of the grant based upon the EPS objective and 50% based upon the ROA objective. The time-based portion of these Performance Units was set at 50%. Based on the defined objectives for the performance portion of the Performance Units, the NEOs will have the opportunity to vest between 0% and 150% of the performance portion of the Performance Units under this grant, which covers the three-year period ending December 31, 2016.

All of the grants were based on a variety of factors deemed relevant by the HR Committee, including the Company’s performance, the named executive officer’s level of responsibility, an assessment of individual performance made by the Committee and competitive market data.

The following summarizes the performance targets for the performance portions of the 2012, 2013 and 2014 grants of Performance Units discussed above:

2012 Grant:

•	Average EPS growth rate over a three-year period ranges from 10% to 20%, with payouts ranging from 13.125% to 41.25% of total vested value.

•	Average ROA over a three-year period ranges from .90% to 1.10%, with payouts ranging from 9.375% to 41.25% of total vested value.

2013 Grant:

•	Average EPS growth rate over a three-year period ranges from 5% to 10.5%, with payouts ranging from 15% to 45% of total vested value.

•	Average ROA over a three-year period ranges from 1.10% to 1.30%, with payouts ranging from 15% to 45% of total vested value.

2014 Grant:

•	EPS targets ranging from $3.33 to $4.33 for the year ended December 31, 2016 with payouts ranging from 12.5% to 37.5% of total vested value.

•	Average ROA over a three-year period ranges from 1.07% to 1.15%, with payouts ranging from 12.5% to 37.5% of total vested value.

The Performance Units will be forfeited upon an NEO’s termination of employment, except as otherwise provided below. The 2012, 2013 and 2014 Performance Units provide for accelerated vesting upon a change in control, as defined in Section 409A of the Internal Revenue Code, with 50% to vest upon the effective date of the change in control and 50% to vest upon the original vesting date of the Performance Unit, or two years following the effective date of the change in control, whichever occurs earlier. If the NEO is terminated without cause or terminates his employment for good reason (each as defined in his employment agreement) within 90 days immediately preceding or following the effective date of the change in control, the unvested Performance Units will become vested on the later of the effective date of the change in control or the NEO’s termination date. In addition, the Performance Units become immediately vested upon the NEO’s death or total and permanent disability. If a named executive officer retires upon reaching the age of 65 with 12 years of service, the Performance Units become fully vested with the payout to occur at the end of the three-year performance period, subject to board approval and the execution of non-competition and non-solicitation agreements by the executive.

Other Benefits

2006 Employee Stock Purchase Plan.    On January 17, 2006, the board of directors adopted the Company’s 2006 Employee Stock Purchase Plan (the “2006 ESPP”), which was approved by our stockholders at our 2006 annual meeting on May 16, 2006. The 2006 ESPP provides eligible employees of the Company (and its participating subsidiaries) with an incentive to advance the best interests of the Company and its subsidiaries by providing them a means of voluntarily purchasing common stock at 95% of the market price and upon favorable terms. We believe that the participants in the 2006 ESPP have an additional incentive to promote the success of the Company’s business by increasing their economic interest in the Company. Participation in the 2006 ESPP is voluntary and dependent upon each eligible employee’s election to participate and determination of the level of participation. We believe that the 2006 ESPP is a necessary tool to help us compete effectively. It has been and remains the policy of the Company that the NEOs are not eligible to participate in the 2006 ESPP.

Retirement Savings Opportunity.    All employees may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. Each employee may make before-tax contributions of up to 85% of their eligible compensation up to current Internal Revenue Service limits. We provide this 401(k) Plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Since 2006, we have matched contributions made by our employees to the 401(k) Plan based upon a formula that considers the amount contributed by the respective employee with a vesting scheduled based upon such employee’s tenure with the Company. We do not provide an option for our employees to invest in our common stock through the 401(k) Plan. Other than the 401(k) Plan, we currently do not provide or offer any other retirement plans, such as defined benefit, defined contribution, supplemental executive retirement benefits, retiree medical or deferred compensation plans, to our employees or the NEOs.

Health and Welfare Benefits.    All full-time employees, including our NEOs, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance. We provide these benefits to meet the health and welfare needs of employees and their families.

Employment Agreements

The Company maintains employment agreements with each of its NEOs. Effective December 18, 2014, the Company entered into Amended and Restated Executive Employment Agreements with Mr. Cargill, Mr. Bartholow, Mr. Hudgens, and Mr. Ackerson primarily to delete a provision that provided in some cases for the executive’s benefits paid following a change in control of the Company to be increased (or “grossed up”) by some or all of the amount of excise tax payable by the executive under Section 4999 of the Internal Revenue Code. Ms. Anderson’s employment agreement was effective as of May 5, 2006. The material terms of each NEO’s employment agreement are described below.

Amended and Restated Executive Employment Agreement between Mr. Cargill and the Company

Effective January 1, 2014, pursuant to an Amended and Restated Executive Employment Agreement (“the 2013 Agreement”) between Mr. Cargill and the Company, Mr. Cargill began serving as President and Chief Executive Officer of the Company. Mr. Cargill’s base salary was increased to $625,000 effective January 1, 2014. As noted above, the Company entered into Amended and Restated Executive Employment Agreement (“the Cargill Agreement”) with Mr. Cargill effective December 18, 2014.

The Cargill Agreement has a term of one year and will be automatically renewed for successive one-year terms unless notice of non-renewal is given by either party or unless earlier terminated in accordance with the terms of the agreement. The Cargill Agreement will terminate upon Mr. Cargill’s death or disability, upon his voluntary termination of employment or upon his termination for cause. Upon any such termination Mr. Cargill would be entitled to receive his base salary, pro-rated through the termination date, any unpaid but accrued vacation benefits and any unreimbursed business expenses.

Termination for cause means the Company’s termination of Mr. Cargill’s employment for any of the following: (1) fraud, misappropriation or embezzlement; (2) the material breach of Mr. Cargill’s executive responsibilities or of his restrictive covenants in the Cargill Agreement; (3) conviction of a felony or crime of moral turpitude; (4) intentional breach of any non-disclosure, non-competition or non-solicitation agreement with the Company or the Bank; (5) intentional failure to perform the duties and responsibilities required by the Cargill Agreement; (6) illegal use of drugs interfering with Mr. Cargill’s performance of his duties under the Cargill Agreement; (7) acceptance of other employment without permission; or (8) material breach of fiduciary duties owed to the Company.

If the Cargill Agreement is terminated by the Company without cause or by notice of non-renewal provided by the Company, or by Mr. Cargill for “good reason,” Mr. Cargill would, in addition to the termination benefits described above, receive a cash payment equal to twelve months’ base salary, a cash payment equal to the average annual incentive payment for the two prior years, and continued medical insurance benefits for twelve months following termination. “Good reason” is defined as (1) an assignment of duties that are functionally inferior to the duties set forth in the Cargill Agreement; (2) a change of employment location which is more than 50 miles from the Company’s current executive offices; (3) a reduction in salary, other than as part of a proportionate reduction affecting all other senior officers; or (4) the delivery by the Company of a notice of non-renewal of the Cargill Agreement in connection with certain change in control events.

If, following a change in control as defined in the Cargill Agreement, Mr. Cargill’s employment is thereafter terminated either (1) by the Company or the successor entity without cause, or (2) by Mr. Cargill for good reason, during the period beginning 90 days before and ending 18 months after the change in control event, Mr. Cargill will receive a lump sum payment equal to 2.5 times his average base salary and the average of any annual incentive amounts paid to him during the two years preceding the change in control. This change in control payment is in lieu of any other amounts to which he would be entitled under the Cargill Agreement. In addition, Mr. Cargill will receive, for 24 months following his termination, continued health and welfare benefits that are no less favorable than the benefits to which he was entitled prior to termination.

As a means of providing protection to the Company’s stockholders, under certain adverse conditions such as dissolution, bankruptcy or a distressed sale of the Company’s assets or stock for the purpose of avoiding a bankruptcy proceeding or at the recommendation of regulatory authorities, the above described payments would not occur, except for the cash payments described above that would be owing upon Mr. Cargill’s termination of employment due to death or disability, upon his voluntary termination of employment or upon his termination for cause.

The Cargill Agreement contains other terms and conditions, including non-competition and non-solicitation provisions, confidentiality obligations and restrictions on Mr. Cargill’s ability to be involved with a competing state or national bank or company providing similar services with a place of business in Texas during his employment and for the 12-month period following his termination or resignation.

Employment Agreements for Mr. Bartholow, Mr. Hudgens, Mr. Ackerson and Ms. Anderson

In order to retain the Company’s senior executive officers, the HR Committee and board of directors of the Company determined it was in the best interests of the Company to enter into employment agreements with Messrs. Bartholow, Hudgens and Ackerson and Ms. Anderson. We entered into these agreements to ensure that the executives perform their respective roles for an extended period of time in view of the critical nature of each of their positions. The Company entered into Amended and Restated Executive Employment Agreements (the “2014 Agreements”) with Mr. Bartholow, Mr. Hudgens and Mr. Ackerson effective December 18, 2014. The Company’s Employment Agreement with Ms. Anderson, who became a named executive officer in fiscal 2015, is dated May 5, 2006 (the “2006 Agreement”, which together with the 2014 Agreements is referred to as an “NEO Agreement”) and contains differing terms in some respects from the 2014 Agreements, as noted below.

Each of the NEO Agreements has a term of one year and will be automatically renewed for successive one-year terms unless notice of non-renewal is given by either party or unless earlier terminated in accordance with the terms of the agreement, and each provides for compensation including a base salary and participation in the annual incentive plan for key executives. Each of the executives is also eligible to receive grants of equity-based incentive compensation under our long-term incentive plans.

Each NEO Agreement terminates upon the executive’s death or disability, upon the executive’s voluntary termination of employment or upon the executive’s termination for cause. Upon any such termination the executive would be entitled to his or her base salary, pro-rated through the termination date, any unpaid but accrued vacation benefits and any unreimbursed business expenses. “Cause” is defined as (1) fraud, misappropriation or embezzlement; (2) the material breach of the executive’s responsibilities or restrictive covenants; (3) conviction of a felony or crime of moral turpitude; (4) intentional breach of any non-disclosure, non-competition or non-solicitation agreement with the Company or the Bank; (5) intentional failure to perform the duties and responsibilities required by the agreement; (6) illegal use of drugs interfering with the executive’s performance of duties; (7) acceptance of other employment without permission; or (8) material breach of fiduciary duties owed to the Company. Upon termination of the 2006 Agreement for death or disability, Ms. Anderson would receive the lesser of (i) the balance of her base salary remaining in the term of her Agreement or (ii) twelve months’ base salary.

The NEO Agreements provide for severance payments to the executive upon termination of the executive’s employment by us without cause (which, as to the 2014 Agreements, includes allowing the agreement to lapse without renewal at the end of a term) or termination by the executive for good reason. Upon termination without cause or upon resignation for good reason, the executive is entitled to receive the following severance payments and benefits:

•	a cash payment equal to 12 months’ base salary as then in effect;

•	an amount equal to the average annual incentive paid to the executive for the two years preceding his or her termination; and

•	continued medical insurance benefits, at the Company’s expense, for a period of twelve months following termination.

“Good reason” is defined as (1) assignment of duties that are functionally inferior to the duties set forth in the respective 2014 Agreements (or, in the case of the 2006 Agreement, assignment to a position constituting a material demotion, or loss of compensation or job duties compared to the executive’s position on the date of the agreement); (2) a change of location which is more than 50 miles from the Company’s current executive offices; (3) a reduction in salary (in the case of the 2006 Agreement, below the base salary as in effect on the date of the agreement), other than as part of a proportionate reduction affecting all other senior officers; (4) as to the 2014 Agreements, the delivery by the Company of a notice of non-renewal in connection with certain change in control events or (5) as to the 2006 Agreement, after the occurrence of a change in control of the Company, a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties held by the executive, or a material reduction in total compensation, including incentive compensation, in each case as compared to the conditions existing prior to the change in control.

If following a change in control an executive subsequently is terminated either (1) by the Company or the successor entity without cause, or (2) by the executive for good reason, during the period beginning 90 days before and ending 18 months after (12 months in the case of the 2006 Agreement) the change in control event, the executive is entitled to receive a lump sum payment equal to 2.5 times the average base salary and the average of any annual incentive amounts paid to him during the two years preceding the change in control (2.0 times the executive’s base salary in effect for the year preceding the change in control in the case of the 2006 Agreement). This change in control payment is in lieu of any other amounts to which the executive would be entitled under his or her employment agreement. In addition, the executive will receive, for 18 months following termination (24 months in the case of the 2006 Agreement), continued health and welfare benefits that are no less favorable than the benefits to which he or she was entitled prior to termination. The 2006 Agreement provides that if amounts payable following a change in control would constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, the benefits payable to the executive will be reduced to an amount just below the level of compensation that would cause the existence of an excess parachute payment.

As a means of providing protection to the Company’s stockholders, under certain adverse conditions such as dissolution, bankruptcy or a distressed sale of the Company’s assets or stock for the purpose of avoiding a bankruptcy proceeding or at the recommendation of regulatory authorities, the above described payments under the 2014 Agreements would not occur, except for the cash payment related to the executive’s base salary in the case of termination without cause or termination by the executive for good reason, and such payment would be reduced to 6 months of base salary.

The NEO Agreements contain other terms and conditions, including non-competition and non-solicitation provisions, confidentiality obligations and restrictions on the executive’s ability to be involved with a competing state or national bank or company providing similar services with a place of business in Texas during the term of employment and for the 12-month period following termination or resignation.

Indemnification Arrangements

Our certificate of incorporation, bylaws and applicable Delaware law provide indemnification rights to our directors and officers. Our board of directors has granted broader rights to indemnity pursuant to Indemnification Agreements between the Company and each of its directors and NEOs. These indemnification arrangements may require us to, among other things, indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers. These indemnification arrangements may also require us to advance any expenses incurred by our directors or officers as a result of any proceeding against them as to which they could be indemnified. As of the date of this filing, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in certain circumstances.

Tax Implications of Executive Compensation

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility and we reserve the right to maintain flexibility in how we compensate our executive officers, even if it may result in limiting the deductibility of amounts of compensation from time to time.

Report of the Human Resources Committee on the Compensation Discussion and Analysis

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on such review and discussion, the Human Resources Committee recommended to the board of directors that this Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

The Report is submitted by the Human Resources Committee of the Board of Directors of Texas Capital Bancshares, Inc.

Dale W. Tremblay, Chairman

Frederick B. Hegi, Jr.

Steven P. Rosenberg

2014, 2013 and 2012 Summary Compensation Table*

			Non-Equity Incentive Plan Compensation
Name and Principal Position	Year	Salary	Annual Incentive Plan Compensation (A)	Long-Term Incentive Plan Compensation (B)	All Other Compensation (C)	Total
C. Keith Cargill President and CEO of the Company; President and CEO of Texas Capital Bank	2014	$625,000	$625,000	$754,291	$35,171	$2,039,462
	2013	472,917	440,000	1,733,772	23,809	2,670,498
	2012	346,667	390,000	—	21,487	758,154

Peter B. Bartholow CFO and COO of the Company; COO of Texas Capital Bank	2014	439,167	330,000	788,598	50,586	1,608,351
	2013	404,583	300,000	1,878,258	21,687	2,604,528
	2012	361,667	390,000	—	15,169	766,836

John D. Hudgens Chief Risk Officer of the Company; Chief Risk Officer and Chief Credit Officer of Texas Capital Bank	2014	413,333	300,000	657,139	40,731	1,411,203
	2013	376,250	270,000	1,325,888	19,646	1,991,784
	2012	316,667	320,000	—	14,546	651,213

Vince A. Ackerson Texas President and Chief Lending Officer of Texas Capital Bank	2014	395,833	300,000	597,154	46,760	1,339,747
	2013	352,083	245,000	1,351,578	41,371	1,990,032
	2012	297,500	300,000	—	27,329	624,829

Julie L. Anderson Controller, Chief Accounting Officer, and Secretary of the Company; CFO of Texas Capital Bank	2014	288,333	235,000	106,547	30,369	660,249
	2013	266,333	225,000	68,790	18,463	578,586
	2012	241,500	200,000	61,590	13,303	516,393

For a description of the employment agreements applicable to the named executive officers, refer to the “Employment Agreements” section of the Compensation Discussion and Analysis.

*	Columns for which no amounts are reported have been deleted.

(A)	For further details of the targets and performance related to the payout of these amounts, refer to the “Annual Incentive Compensation” section of the Compensation Discussion and Analysis.

(B)	For further details of cash-based Performance Units, refer to the “Long-Term Incentives” section of the Compensation Discussion and Analysis.

(C)	See additional description in 2014 All Other Compensation Table below.

2014 All Other Compensation Table*

Name	Year	Perquisites and Other Personal Benefits(A)	Insurance Premiums	Company Contributions to 401(k) Plans	Total
C. Keith Cargill	2014	$11,820	$2,698	$20,653	$35,171
Peter B. Bartholow	2014	17,595	2,033	30,958	50,586
John D. Hudgens	2014	7,200	2,446	31,085	40,731
Vince A. Ackerson	2014	20,691	2,371	23,698	46,760
Julie L. Anderson	2014	7,200	1,603	21,566	30,369

*	Columns for which no amounts are reported have been deleted.

(A)	Perquisites include a car allowance of $7,200 for each of the executives as well as the following club dues: Mr. Cargill $4,620, Mr. Bartholow $10,395 and Mr. Ackerson $13,491.

2014 Grants of Plan Based Awards Table*

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(A)
Name	Grant Date	Units	Threshold		Target		Maximum
C. Keith Cargill	05/23/2014	9,911	$269,259	(B)	$538,465	(C)	$673,067	(D)
Peter B. Bartholow	05/23/2014	7,177	194,990	(B)	389,926	(C)	487,394	(D)
John D. Hudgens	05/23/2014	6,408	174,073	(B)	348,147	(C)	435,183	(D)
Vince A. Ackerson	05/23/2014	5,639	153,211	(B)	306,367	(C)	382,945	(D)
Julie L. Anderson	02/18/2014	1,909	N/A		103,716	(E)	N/A

*	Columns for which no amounts are reported have been deleted.

(A)	Based on 12/31/14 closing market price of $54.33.

(B)	Amount represents 50% of award that is service-based and will vest on the third anniversary of the date of grant.

(C)	Amount includes the amount in (B) and 50% of award that is performance-based and will vest based on attainment of certain performance metrics determined by our board of directors’ HR Committee.

(D)	Amount includes the amount in (C) and a potential bonus of up to 50% to be added to the performance-based portion of the award noted in (C) for attainment of performance metrics beyond the established targets.

(E)	Award made to Ms. Anderson is 100% service-based. As the award provides only for a single estimated payout, the amount is reported in target column only.

2014 Outstanding Equity Awards at Fiscal Year-end Table*

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(A)	Option Exercise Price	Option Expiration Date
C. Keith Cargill	3,547	$22.65	04/24/2016
Peter B. Bartholow	4,388	22.65	04/24/2016
John D. Hudgens	4,257	22.65	04/24/2016
Vince A. Ackerson	4,470	22.65	04/24/2016
Julie L. Anderson	2,145	22.65	04/24/2016

*	Columns for which no amounts are reported have been deleted.

(A)	Represents award of SARs on April 24, 2006 under the 2005 Plan which vested ratably over a five-year period.

2014 Option Exercises and Stock Vested Table*

Stock Awards
Name	Number of Shares Acquired on Vesting(A)	Value Realized on Vesting(B)
C. Keith Cargill	—	$—
Peter B. Bartholow	—	—
John D. Hudgens	—	—
Vince A. Ackerson	—	—
Julie L. Anderson	2,500	128,650

*	Columns for which no amounts are reported have been deleted.

(A)	The shares included in the table represent shares exercised or vested. In some instances, shares were issued to the executive net of taxes. Actual shares issued were 1,816 shares to Ms. Anderson for RSU exercises.

(B)	The value realized by the named executive officer upon the vesting of stock is calculated by multiplying the number of shares of stock vested by the market value of the underlying shares on the vesting date and is equal to the amount that is taxable to the executive.

2014 Pension Benefits

The table disclosing the actuarial present value of each executive’s accumulated benefit under defined benefit plans, the number of years of credited service under each plan and the amount of pension benefits paid to each NEO during the year is omitted because the Company does not have a defined benefit plan for NEOs. The only retirement plan available to NEOs in 2014 was the Company’s qualified 401(k) savings and retirement plan, which is available to all employees.

2014 Non-qualified Deferred Compensation

The table disclosing contributions to non-qualified and other deferred compensation plans, each executive’s withdrawals, earnings and fiscal year balances in those plans is omitted because in 2014 the Company had no non-qualified deferred compensation plans or benefits for executive officers or other employees of the Company.

2014 Potential Payments Upon Termination or Change in Control Table

The following table summarizes the estimated payments to be made under each executive’s contract, described more completely in the “Employment Agreements” section of the Compensation Discussion and Analysis. For the purposes of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on December 31, 2014 and that the price per share of our common stock is the closing market price as of that date, $54.33.

Name	Termination Without Cause or For Good Reason(A)	Change in Control: Involuntary or For Good Reason Termination (B)(C)	Death(B)	Disability(B)
C. Keith Cargill
Severance	$1,157,500	$2,699,740	$—	$—
Death/disability	—	—	—	—
Accelerated vesting of long-term incentives	—	1,155,327	1,155,327	1,155,327
Other benefits(D)	33,823	67,646	—	—
Peter B. Bartholow
Severance	757,000	1,842,188	—	—
Death/disability	—	—	—	—
Accelerated vesting of long-term incentives	—	1,006,789	1,006,789	1,006,789
Other benefits(D)	22,824	34,236	—	—
John D. Hudgens
Severance	701,000	1,699,479	—	—
Death/disability	—	—	—	—
Accelerated vesting of long-term incentives	—	857,382	857,382	857,382
Other benefits(D)	25,108	37,622	—	—
Vince A. Ackerson
Severance	672,500	1,616,145	—	—
Death/disability	—	—	—	—
Accelerated vesting of long-term incentives	—	759,968	759,968	759,968
Other benefits(D)	19,903	29,855	—	—
Julie L. Anderson
Severance	520,000	1,040,000	—	—
Death/disability	—	—	290,000	290,000
Accelerated vesting of long-term incentives	—	340,160	340,160	340,160
Other benefits(D)	21,308	42,616	—	21,308

(A)	Severance includes twelve months base salary and an amount equal to the average incentive compensation paid during the prior two-year period. Severance will be paid over a period of twelve months.

(B)	Assumes 100% vesting of cash performance units based on the closing price of $54.33 on December 31, 2014.

(C)	Severance is equal to 2.5 times average salary plus average incentive compensation paid during the prior two-year period for Messrs. Cargill, Bartholow, Hudgens and Ackerson and 2.0 times average salary plus average incentive compensation paid during the prior two-year period for Ms. Anderson. Severance will be paid in a lump sum within 30 days of the Executive’s termination.

(D)	Other benefits include the following insurance: medical, dental, vision, life, accidental death and disability, short-term disability, long-term disability and supplemental long-term disability. Each NEO would receive one year of benefits in the event of termination without cause. In the event of a change in control, Mr. Cargill and Ms. Anderson would receive 24 months of benefits, and Messrs. Bartholow, Hudgens and Ackerson would each receive 18 months of benefits. Cost includes both employer and employee coverage.

2014 Director Compensation Table*

For service on our board of directors in 2014, our non-employee directors were paid an annual retainer of $35,000 and a fee of $1,500 per meeting. Our Chairman received an additional $45,000 per year for serving in that role. In addition, each member of a committee was paid a fee of $1,500 per committee meeting. Directors serving as chairman of the Audit and Risk Committee and HR Committee received an additional $12,500 per year for serving in that role and the director serving as chairman of the Governance and Nominating Committee received an additional $10,000 per year for serving in that role. Members attending special meetings of the board and committees were paid $1,500 per meeting, or $750 for telephonic meetings. For 2015, our HR Committee recommended, and the board approved, an annual retainer of $40,000 and a fee of $1,500 per meeting, or $750 for telephonic meetings for our non-employee directors. Our chairman will receive an additional $65,000. Directors serving as chairman of the Audit and Risk Committee and HR Committee will receive an additional $20,000 and the director serving as chairman of the Governance and Nominating Committee will receive an additional $10,000. In addition to cash retainer fees, each non-employee director receives an annual grant of performance units with an aggregate grant date fair value of approximately $42,000, granted at the board meeting immediately following each year’s Annual Meeting.

The following table contains information pertaining to the compensation of the Company’s board of directors for the 2014 fiscal year.

Name	Fees Earned Or Paid In Cash (A)	Non-Equity Incentive Plan Compensation (B)	All Other Compensation	Total
James H. Browning	$73,750	$41,989	$—	$115,739
Preston M. Geren III	53,000	41,989	—	94,989
Frederick B. Hegi, Jr.	55,250	41,989	—	97,239
Larry L. Helm	109,500	41,989	—	151,489
James R. Holland, Jr. (C)	60,000	41,989	—	101,989
Charles S. Hyle	52,250	41,989	—	92,239
W. W. McAllister III	53,750	41,989	—	95,739
Elysia Holt Ragusa	59,000	41,989	—	100,989
Steven P. Rosenberg	60,750	41,989	—	102,739
Grant Sims (D)	50,000	41,989	—	91,989
Robert W. Stallings	53,000	41,989	—	94,989
Dale W. Tremblay	62,500	41,989	—	104,489
Ian J. Turpin	52,250	41,989	—	94,239

*	Columns for which no amounts are reported have been deleted.

(A)	The amount in this column reflects meeting fees paid upon attendance of board and committee meetings and annual retainer fees.

(B)	The amount in this column reflects the aggregate grant date fair value of awards granted during the fiscal year ended December 31, 2014 in accordance with ASC 718 and pursuant to the 2010 Plan. Cash awards are comprised of cash Performance Units. On May 20, 2014, all currently serving directors received 803 cash Performance Units with a grant date fair value of $52.29 per unit which will vest on the one-year anniversary of the grant date.

(C)	2014 Performance Unit grant and fees were paid in the name of Lamar Hunt Trust Estate. Mr. Holland will retire from the board effective at the 2015 annual meeting.

(D)	Mr. Sims resigned from the Company’s board of directors effective January 12, 2015.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2014, none of the employees or executive officers of the Company or the Bank served on the HR Committee of the board of directors of the Company. In addition, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity, for which any executive officers of such other entity served either on our board of directors or on our Human Resources Committee.

INDEBTEDNESS OF MANAGEMENT AND TRANSACTIONS WITH CERTAIN RELATED PERSONS

In the ordinary course of business, the Bank has made loans, and may continue to make loans in the future, to the Bank’s and the Company’s officers, directors and employees. However it is the Bank’s policy to not extend loans to executive officers of the Bank and the Company. The Bank makes loans to directors and their affiliates in the ordinary course of business on substantially the same terms as those with other customers. All loans to directors are reviewed and approved by our board of directors prior to making any such loans. The Bank also provides wealth management services for managed accounts to directors at discounted fees.

In July 2013, the Company committed to invest up to $1 million in Trinity Hunt Partners IV, L.P., a limited partnership, and has invested approximately $537,000 as of December 31, 2014. Trinity Hunt Partners IV may be considered to be an affiliate of James R. Holland, Jr., a member of the Company’s board of directors. Mr. Holland is a Partner with Trinity Hunt Partners, which manages Trinity Hunt Partners IV, L.P.

The Company also has other policies and procedures for reviewing related party transactions involving the Company’s and the Bank’s directors, executive officers and their affiliates. Each director and named executive officer of the Company and the Bank is required to complete a questionnaire annually, and each director who serves on the Audit and Risk Committee must complete a certification of independence annually. Both of these documents are designed to disclose all related party transactions, including loans, and this information is reviewed by management, the Audit and Risk Committee and the board of directors, as appropriate. Such transactions are subject to the standards set forth in the Company’s Code of Conduct for executive officers and in applicable laws and regulations and of the Nasdaq Stock Market Listing Rules for determining the independence of Directors. The questionnaires, certifications and Code of Conduct are all in writing.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of its equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. The Company, based solely on a review of its Section 16(a) reports filed during 2014, believes that the required Section 16(a) reports were filed on a timely basis by its executive officers and directors.

EXECUTIVE OFFICERS

The Company currently has five executive officers as follows:

C. Keith Cargill, President and CEO of the Company and President and CEO of Texas Capital Bank. Mr. Cargill’s biography is set forth on page 4 of this Proxy Statement.

Peter B. Bartholow, CFO and COO of the Company and COO of Texas Capital Bank. Mr. Bartholow’s biography is set forth on page 5 of this Proxy Statement

John D. Hudgens, Chief Risk Officer of the Company and Chief Risk Officer and Chief Credit Officer of Texas Capital Bank. Mr. Hudgens, age 59, has served as Chief Credit Officer of Texas Capital Bank since January 1999. In 2009, he assumed the role of Chairman of the Company’s Risk Management Committee, and in that role became the Chief Risk Officer of Texas Capital Bank.

Vince A. Ackerson, Texas President and Chief Lending Officer of Texas Capital Bank. Mr. Ackerson, age 58, has served as Texas President and Chief Lending Officer of Texas Capital Bank since July 2013. Prior to holding this position, he served as Dallas Regional President since October 2008 and was previously Executive Vice President of Dallas Corporate Banking since the Bank’s inception in December 1998.

Julie L. Anderson, Controller, Chief Accounting Officer, and Secretary of the Company and CFO of Texas Capital Bank. Ms. Anderson, age 47, has served as the Company’s Controller since February 1999 and Chief Accounting Officer since December 2003. In July 2013, she assumed the role of CFO of Texas Capital Bank and in May 2014, she assumed the role of Secretary of the Company.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	434,336	$34.23	224,775
Equity compensation plans not approved by security holders	—	—	—
Total	434,336	$34.23	224,775

AUDITOR FEES AND SERVICES

The Audit and Risk Committee has selected Ernst & Young LLP to continue as our independent registered public accounting firm for the 2015 fiscal year. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions.

Fees for professional services provided by the Company’s independent registered public accounting firm in each of the last two fiscal years, in each of the following categories are (in thousands):

	2014	2013
Audit fees	$1,393	$880
Audit-related fees	511	45
Tax fees	188	200
Total	2,092	$1,125

Fees for audit services include fees associated with the audit of the Company’s annual consolidated financial statements, the reviews of the consolidated financial statements included in the Company’s Forms 10-Q, accounting consultations and management’s assertions regarding effective internal controls in compliance with the requirements of Section 404 of the Sarbanes Oxley Act and Federal Deposit Insurance Corporation Improvement Act, and comfort letter procedures. Audit-Related Fees included consultations related to regulatory issues. Tax fees included various federal, state and local tax services.

Pre-approval Policies and Procedures

The Audit and Risk Committee has adopted a policy that requires advance approval of all audit, audit-related and tax services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit and Risk Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit and Risk Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit and Risk Committee has delegated to the Chairman of the Audit and Risk Committee authority to approve permitted services provided that the Chairman reports any decisions to the Audit and Risk Committee at its next scheduled meeting.

ADDITIONAL INFORMATION

Stockholder Nominees for Director

Stockholders may submit nominees for director in accordance with the Company’s bylaws. Under the Company’s bylaws, a stockholder’s notice to nominate a director must be in writing and set forth (1) as to each proposed nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (2) as to such stockholder, the stockholder’s name and address, and the class and number of shares of stock of the Company that are beneficially owned by such stockholder. Nominations for director for the 2016 annual meeting of stockholders must generally be delivered no later than 180 days, and no more than 270 days prior to the 2016 annual meeting of stockholders. Nominations should be directed to: Texas Capital Bancshares, Inc., 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, Attn: Secretary.

Stockholder Proposals for 2016

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Company’s annual meeting of stockholders in 2016 may do so by following the procedures prescribed in Exchange Act Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Company at the following address: Texas Capital Bancshares, Inc., 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, Attn: Secretary, no later than December 11, 2015.

Advance Notice Procedures

Under the Company’s bylaws, no business may be brought before an annual meeting unless it is brought before the meeting by or at the direction of the board of directors or by a stockholder who has delivered timely notice to the Company. Such notice must contain certain information specified in the bylaws and be delivered no later than 180 days and no more than 270 days prior to the meeting to the following address: Texas Capital Bancshares, Inc., 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, Attn: Secretary. These requirements are separate from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Annual Report

A copy of the Company’s 2014 Annual Report to Stockholders is available on the Internet as set forth in the Notice of Internet Availability of Proxy Materials.

Upon written request, the Company will furnish to any stockholder without charge a copy of its Annual Report on Form 10-K for the year ended December 31, 2014 pursuant to the instructions set forth in the Notice of Internet Availability of Proxy Materials.

EXHIBIT A

TEXAS CAPITAL BANCSHARES, INC.

2015 LONG-TERM INCENTIVE PLAN

The Texas Capital Bancshares, Inc. 2015 Long-Term Incentive Plan (the “Plan”) was adopted by the Board of Directors of Texas Capital Bancshares, Inc., a Delaware corporation (the “Company”), on March 25, 2015 (the “Board Approval Date”), to be effective as the date that Plan is approved by the Company’s stockholders (the “Effective Date”).

ARTICLE I

PURPOSE

The purpose of the Plan is to attract and retain the services of key Employees, key Contractors, and Outside Directors of the Company and its Subsidiaries and to provide such persons with a proprietary interest in the Company through the granting of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Dividend Equivalent Rights, and Other Awards, whether granted singly, or in combination, or in tandem, that will:

(a) increase the interest of such persons in the Company’s welfare;

(b) furnish an incentive to such persons to continue their services for the Company or its Subsidiaries; and

(c) provide a means through which the Company may attract able persons as Employees, Contractors, and Outside Directors.

With respect to Reporting Participants, the Plan and all transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, such provision or action shall be deemed null and void ab initio, to the extent permitted by law and deemed advisable by the Committee.

ARTICLE 2

DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1 “Applicable Law” means all legal requirements relating to the administration of equity incentive plans and the issuance and distribution of shares of Common Stock, if any, under applicable corporate laws, applicable securities laws, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, and any other applicable law, rule or restriction.

2.2 “Award” means the grant of any Incentive Stock Option, Nonqualified Stock Option, Restricted Stock, SAR, Restricted Stock Unit, Performance Award, Dividend Equivalent Right or Other Award, whether granted singly or in combination or in tandem (each individually referred to herein as an “Incentive”).

2.3 “Award Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Award.

2.4 “Award Period” means the period set forth in the Award Agreement during which one or more Incentives granted under an Award may be exercised.

2.5 “Authorized Officer” is defined in Section 3.2(b) hereof.

2.6 “Board” means the board of directors of the Company.

2.7 “Cause”, with respect to a Participant’s Award, shall have the meaning set forth in the Participant’s employment agreement with the Company, or, if the employment agreement does not contain a definition of “cause” or the Participant has not entered into an employment agreement with the Company, “Cause” means: (i) misappropriation of funds or property, fraud or dishonesty within the course of providing services to the Company which evidences a want of integrity or breach of trust; (ii) indictment for a misdemeanor that has caused or may be reasonably expected to cause material injury to the Company, any of its Subsidiaries, any of its affiliates or any of their interests, or indictment for a felony; (iii) any willful or negligent action, inaction, or inattention to duties of the Participant within the course of providing services to the Company that causes the Company material harm or damages (as determined in the sole and absolute discretion of the Company); (iv) misappropriation of any corporate opportunity or otherwise obtaining personal profit from any transaction which is adverse to the interests of the Company or to the benefits of which the Company is entitled; (v) inexcusable or repeated failure by the Participant to follow applicable Company policies and procedures; (vi) conduct of the Participant which is materially detrimental to the Company (as determined in the sole and absolute discretion of the Company); or (vii) any material violation of the terms of the Participant’s employment agreement (or, if Participant is a Contractor, of the Participant’s consulting or contractor agreement), if any.

2.8 “Change in Control” means any of the following, except as otherwise provided herein:

(a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 51% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below; or

(b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date of this Plan, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date of this Plan or whose appointment, election or nomination for election was previously so approved or recommended; or

(c) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 51% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 51% or more of the combined voting power of the Company’s then outstanding securities; or

(d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 51% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

For purposes hereof:

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the 1934 Act.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the 1934 Act.

“Person” shall have the meaning given in Section 3(a)(9) of the 1934 Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

Notwithstanding the foregoing provisions of this Section 2.8, if an Award issued under the Plan is subject to Section 409A of the Code, then an event shall not constitute a Change in Control for purposes of such Award under the Plan unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Section 409A of the Code.

2.9 “Claims” means any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan, or an Award Agreement.

2.10 “Code” means the United States Internal Revenue Code of 1986, as amended.

2.11 “Committee” means the Human Resources Committee of the Board, unless the Board appoints or designates a different committee to administer the Plan in accordance with Article 3 of this Plan.

2.12 “Common Stock” means the common stock, par value $0.01 per share, which the Company is currently authorized to issue or may in the future be authorized to issue, or any securities into which or for which the common stock of the Company may be converted or exchanged, as the case may be, pursuant to the terms of this Plan.

2.13 “Company” means Texas Capital Bancshares, Inc., a Delaware corporation, and any successor entity.

2.14 “Contractor” means any natural person, who is not an Employee, rendering bona fide services to the Company or a Subsidiary, with compensation, pursuant to a written independent contractor agreement between such person (or any entity employing such person) and the Company or a Subsidiary, provided that such services are not rendered in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

2.15 “Corporation” means any entity that (i) is defined as a corporation under Section 7701 of the Code and (ii) is the Company or is in an unbroken chain of corporations (other than the Company) beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain. For purposes of clause (ii) hereof, an entity shall be treated as a “corporation” if it satisfies the definition of a corporation under Section 7701 of the Code.

2.16 “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the applicable Award Agreement.

2.17 “Dividend Equivalent Right” means the right of the holder thereof to receive credits based on the cash dividends that would have been paid on the shares of Common Stock specified in the Award if such shares were held by the Participant to whom the Award is made.

2.18 “Employee” means a common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or any Subsidiary of the Company.

2.19 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.20 “Executive Officer” means an officer of the Company or a Subsidiary subject to Section 16 of the Exchange Act or a “covered employee” as defined in Section 162(m)(3) of the Code.

2.21 “Exempt Shares” means shares of Common Stock subject to an Award for which the Committee has accelerated vesting in accordance with Section 7.2. No more than five percent (5%) of the shares of Common Stock that may be delivered pursuant to Awards may be shares designated as “Exempt Shares.”

2.22 “Exercise Date” is defined in Section 8.4 hereof.

2.23 “Fair Market Value” means, as of a particular date, (a) if the shares of Common Stock are listed on any established national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal securities exchange for the Common Stock on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (b) if the shares of Common Stock are not so listed, but are quoted on an automated quotation system, the closing sales price per share of Common Stock reported on the automated quotation system on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (c) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the OTC Bulletin Board operated by the Financial Industry Regulation Authority, Inc. or the OTC Markets Group Inc., formerly known as Pink OTC Markets Inc.; or (d) if none of the above is applicable, such amount as may be determined by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose), in good faith, to be the fair market value per share of Common Stock. The determination of Fair Market Value shall, where applicable, be in compliance with Section 409A of the Code.

2.24 “Full Value Award” means any Award with a net benefit to the Participant, without regard to any restrictions such as those described in Section 6.4(b), equal to the aggregate Fair Market Value of the total shares of Common Stock subject to the Award. Full Value Awards include Restricted Stock and Restricted Stock Units, but do not include Stock Options and SARs.

2.25 “Good Reason”, with respect to a Participant’s Award, shall have the meaning set forth in the Participant’s employment agreement with the Company, or, if the employment agreement does not contain a definition of “good reason” or the Participant has not entered into an employment agreement with the Company, “Good Reason” means: (i) without his or her express written consent, the assignment of the Participant to a position constituting a material demotion, or loss of compensation or job duties by comparison to his or her position with the Company on the Date of Grant; provided, however, that changes, as opposed to a loss, in the Participant’s job duties or changes to reporting relationships, at the Board’s discretion, and without a material loss in the Participant’s compensation, will not constitute “Good Reason”; (ii) the change of the location where the Participant performs the majority of the Participant’s job duties on the Date of Grant of the Award (“Base Location”) to a location that is more than fifty (50) miles from the Base Location, without the Participant’s written consent; (iii) a reduction by the Company in the Participant’s base salary as in effect on the Date of Grant of the Award, unless the reduction is a proportionate reduction of the compensation of the Participant and all other senior officers of the Company as a part of a company-wide effort to enhance the Company’s financial condition; or (iv) after the occurrence of a Change in Control, a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities, or duties attached to the position(s) with the Company which the Participant held immediately before the Change in Control, or a material reduction in total compensation, including incentive compensation, stock-based compensation and benefits received from the Company compared to the total compensation and benefits to which the Participant was entitled immediately before the Change in Control.

2.26 “Immediate Family Members” is defined in Section 15.8 hereof.

2.27 “Incentive” is defined in Section 2.2 hereof.

2.28 “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Code, granted pursuant to this Plan.

2.29 “Independent Third Party” means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of this Plan. The Committee may utilize one or more Independent Third Parties.

2.30 “Nonqualified Stock Option” means a nonqualified stock option, granted pursuant to this Plan, which is not an Incentive Stock Option.

2.31 “Option Price” means the price which must be paid by a Participant upon exercise of a Stock Option to purchase a share of Common Stock.

2.32 “Other Award” means an Award issued pursuant to Section 6.9 hereof.

2.33 “Outside Director” means a director of the Company who is not an Employee or a Contractor.

2.34 “Participant” means an Employee or Contractor of the Company or a Subsidiary or an Outside Director to whom an Award is granted under this Plan.

2.35 “Performance Award” means an Award hereunder of cash, shares of Common Stock, units or rights based upon, payable in, or otherwise related to, Common Stock pursuant to Section 6.7 hereof.

2.36 “Performance Criteria” is defined in Section 6.10 hereof.

2.37 “Performance Goal” means any of the goals set forth in Section 6.10 hereof.

2.38 “Plan” means this Texas Capital Bancshares, Inc. 2015 Long-Term Incentive Plan, as amended from time to time.

2.39 “Prior Plan Awards” means (i) any awards under the Prior Plans that are outstanding on the Effective Date, and that, on or after the Effective Date, are forfeited, expire or are canceled; and (ii) any shares subject to awards relating to Common Stock under the Prior Plans that, on or after the Effective Date, are settled in cash.

2.40 “Prior Plans” means the Texas Capital Bancshares, Inc. 2005 Long-Term Incentive Plan and the Texas Capital Bancshares, Inc. 2010 Long-Term Incentive Plan.

2.41 “Reporting Participant” means a Participant who is subject to the reporting requirements of Section 16 of the Exchange Act.

2.42 “Restricted Stock” means shares of Common Stock issued or transferred to a Participant pursuant to Section 6.4 of this Plan which are subject to restrictions or limitations set forth in this Plan and in the related Award Agreement.

2.43 “Restricted Stock Units” means units awarded to Participants pursuant to Section 6.6 hereof, which are convertible into Common Stock at such time as such units are no longer subject to restrictions as established by the Committee.

2.44 “Restriction Period” is defined in Section 6.4(b)(i) hereof.

2.45 “SAR” or “Stock Appreciation Right” means the right to receive an amount, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock as of the date the SAR is exercised (or, as provided in the Award Agreement, converted) over the SAR Price for such shares.

2.46 “SAR Price” means the exercise price or conversion price of each share of Common Stock covered by a SAR, determined on the Date of Grant of the SAR.

2.47 “Spread” is defined in Section 12.4(b) hereof.

2.48 “Stock Option” means a Nonqualified Stock Option or an Incentive Stock Option.

2.49 “Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (iii) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above or any limited partnership listed in item (ii) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.50 “Tenure Award” means an Award hereunder of cash, shares of Common Stock, units or rights based upon, payable in, or otherwise related to, Common Stock that vests over time based upon the Participant’s continued employment with or service to the Company or its Subsidiaries.

2.51 “Termination of Service” occurs when a Participant who is (i) an Employee of the Company or any Subsidiary ceases to serve as an Employee of the Company and its Subsidiaries, for any reason; (ii) an Outside Director of the Company or a Subsidiary ceases to serve as a director of the Company and its Subsidiaries for any reason; or (iii) a Contractor of the Company or a Subsidiary ceases to serve as a Contractor of the Company and its Subsidiaries for any reason. Except as may be necessary or desirable to comply with applicable federal or state law, a “Termination of Service” shall not be deemed to have occurred when a Participant who is an Employee becomes an Outside Director or Contractor or vice versa. If, however, a Participant who is an Employee and who has an Incentive Stock Option ceases to be an Employee but does not suffer a Termination of Service, and if that Participant does not exercise the Incentive Stock Option within the time required under Section 422 of the Code upon ceasing to be an

Employee, the Incentive Stock Option shall thereafter become a Nonqualified Stock Option. Notwithstanding the foregoing provisions of this Section 2.51, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Termination of Service” for purposes of such Award shall be the definition of “separation from service” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

2.52 “Total and Permanent Disability” means a Participant is qualified for long-term disability benefits under the Company’s or Subsidiary’s disability plan or insurance policy; or, if no such plan or policy is then in existence or if the Participant is not eligible to participate in such plan or policy, that the Participant, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder, is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee; provided that, with respect to any Incentive Stock Option, Total and Permanent Disability shall have the meaning given it under the rules governing Incentive Stock Options under the Code. Notwithstanding the foregoing provisions of this Section 2.52, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Total and Permanent Disability” for purposes of such Award shall be the definition of “disability” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

ARTICLE 3

ADMINISTRATION

3.1 General Administration; Establishment of Committee.    Subject to the terms of this Article 3, the Plan shall be administered by the Human Resources Committee of the Board or such other committee of the Board as is designated by the Board to administer the Plan, or if the Board so elected, the Board (the “Committee”). The Committee shall consist of not fewer than two persons. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board. At any time there is no Committee to administer the Plan, any references in this Plan to the Committee shall be deemed to refer to the Board.

Membership on the Committee shall be limited to those members of the Board who are “outside directors” under Section 162(m) of the Code and “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

3.2 Designation of Participants and Awards.

(a) The Committee or the Board shall determine and designate from time to time the eligible persons to whom Awards will be granted and shall set forth in each related Award Agreement, where applicable, the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance requirements, as are approved by the Committee, but not inconsistent with the Plan. The Committee shall determine whether an Award shall include one type of Incentive or two or more Incentives granted in combination or two or more Incentives granted in tandem (that is, a joint grant where exercise of one Incentive results in cancellation of all or a portion of the other Incentive). Although the members of the Committee shall be eligible to receive Awards, all decisions with respect to any Award, and the terms and conditions thereof, to be granted under the Plan to any member of the Committee shall be made solely and exclusively by the other members of the Committee, or if such member is the only member of the Committee, by the Board.

(b) Notwithstanding Section 3.2(a), to the extent permitted by applicable law, the Board may, in its discretion and by a resolution adopted by the Board, authorize one or more officers of the Company (an “Authorized Officer”) to (i) designate one or more Employees as eligible persons to whom Awards will be granted under the Plan and (ii) determine the number of shares of Common Stock that will be subject to such Awards; provided, however, that the resolution of the Board granting such authority shall (x) specify the total number of shares of Common Stock that may be made subject to the Awards, (y) set forth the price or prices (or a formula by which such price or prices may be determined) to be paid for the purchase of the Common Stock subject to such Awards, and (z) not authorize an officer to designate himself as a recipient of any Award.

3.3 Authority of the Committee.    The Committee, in its discretion, shall (i) interpret the Plan and Award Agreements, (ii) prescribe, amend, and rescind any rules and regulations, as necessary or appropriate for the administration of the Plan, (iii) establish performance goals for an Award and certify the extent of their achievement, and (iv) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties. The Committee’s discretion set forth herein shall not be limited by any provision of the Plan, including any provision which by its terms is applicable notwithstanding any other provision of the Plan to the contrary.

The Committee may delegate to officers of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee.

With respect to restrictions in the Plan that are based on the requirements of Rule 16b-3 promulgated under the Exchange Act, Section 422 of the Code, Section 162(m) of the Code, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, or any other Applicable Law, to the extent that any such restrictions are no longer required by Applicable Law, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.

ARTICLE 4

ELIGIBILITY

Any Employee (including an Employee who is also a director or an officer), Contractor or Outside Director of the Company whose judgment, initiative, and efforts contributed or may be expected to contribute to the successful performance of the Company is eligible to participate in the Plan; provided that only Employees of a Corporation shall be eligible to receive Incentive Stock Options. The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any Employee, Contractor or Outside Director. Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. Except as required by this Plan, Awards need not contain similar provisions. The Committee’s determinations under the Plan (including without limitation determinations of which Employees, Contractors or Outside Directors, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among Participants who receive, or are eligible to receive, Awards under the Plan.

ARTICLE 5

SHARES SUBJECT TO PLAN

5.1 Number Available for Awards.    Subject to adjustment as provided in Articles 11 and 12 and subject to increase by any Prior Plan Awards eligible for reuse pursuant to Section 5.2, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is two million five hundred fifty thousand (2,550,000) shares (the “Shares Available”). One hundred percent (100%) of the Shares Available may be delivered pursuant to Incentive Stock Options. Subject to adjustment pursuant to Articles 11 and 12, no Executive Officer may receive in any calendar year (i) Stock Options or SARs relating to more than One Hundred Thousand (100,000) shares of Common Stock, or (ii) Restricted Stock, Restricted Stock Units, Performance Awards or Other Awards that are subject to the attainment of Performance Goals relating to more than One Hundred Thousand (100,000) shares of Common Stock; provided, however, that all such Awards to any Executive Officer during any calendar year shall not exceed an aggregate of more than Two Hundred Thousand (200,000) shares of Common Stock. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

5.2 Reuse of Shares.    To the extent that any Awards under this Plan or any Prior Plan Award shall be forfeited, shall expire or be canceled, in whole or in part, then the number of shares of Common Stock covered by the Awards or Prior Plan Award so forfeited, expired, or canceled may again be awarded pursuant to the provisions of this Plan. Awards that may be satisfied either by the issuance of shares of Common Stock or by cash or other consideration shall be counted against the maximum number of shares of Common Stock that may be issued under this Plan only during the period that the Award is outstanding or to the extent the Award is ultimately satisfied by the issuance of shares of Common Stock. Shares of Common Stock otherwise deliverable pursuant to an Award that are withheld upon exercise or vesting of an Award for purposes of paying the exercise price or tax withholdings shall be treated as delivered to the Participant and shall be counted against the maximum number of shares of Common Stock that may be issued under this Plan. Awards will not reduce the number of shares of Common Stock that may be issued pursuant to this Plan if the settlement of the Award will not require the issuance of shares of Common Stock, as, for example, a SAR that can be satisfied only by the payment of cash. Notwithstanding any provisions of the Plan to the contrary, shares forfeited back to the Company, or shares canceled on account of termination, expiration or lapse of an Award shall again be available for grant of Incentive Stock Options under the Plan, but shall not increase the maximum number of shares described in Section 5.1 above as the maximum number of shares of Common Stock that may be delivered pursuant to Incentive Stock Options.

ARTICLE 6

GRANT OF AWARDS

6.1 In General.

(a) The grant of an Award shall be authorized by the Committee and shall be evidenced by an Award Agreement setting forth the Incentive or Incentives being granted, the total number of shares of Common Stock subject to the Incentive(s), the Option Price (if applicable), the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance objectives, as are approved by the Committee, but (i) not inconsistent with the Plan, (ii) to the extent an Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder, and (iii) to the extent the Committee determines that an Award shall comply with the requirements of Section 162(m) of the Code, in compliance with the applicable requirements of Section 162(m) of the

Code and the regulations and other guidance issued thereunder. The Company shall execute an Award Agreement with a Participant after the Committee approves the issuance of an Award. Any Award granted pursuant to this Plan must be granted within ten (10) years of the Board Approval Date. The Plan shall be submitted to the Company’s stockholders for approval at the first stockholder meeting after the Board Approval Date and no Awards may be granted under the Plan prior to the date of stockholder approval. The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.

(b) If the Committee establishes a purchase price for an Award, the Participant must accept such Award within a period of thirty (30) days (or such shorter period as the Committee may specify) after the Date of Grant by executing the applicable Award Agreement and paying such purchase price.

(c) Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

6.2 Option Price.    The Option Price for any share of Common Stock which may be purchased under a Nonqualified Stock Option for any share of Common Stock must be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Option Price for any share of Common Stock which may be purchased under an Incentive Stock Option must be at least equal to the Fair Market Value of the share on the Date of Grant; if an Incentive Stock Option is granted to an Employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary), the Option Price shall be at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the Date of Grant.

6.3 Maximum ISO Grants.    The Committee may not grant Incentive Stock Options under the Plan to any Employee which would permit the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options (under this and any other plan of the Company and its Subsidiaries) are exercisable for the first time by such Employee during any calendar year to exceed $100,000. To the extent any Stock Option granted under this Plan which is designated as an Incentive Stock Option exceeds this limit or otherwise fails to qualify as an Incentive Stock Option, such Stock Option (or any such portion thereof) shall be a Nonqualified Stock Option. In such case, the Committee shall designate which stock will be treated as Incentive Stock Option stock by causing the issuance of a separate stock certificate and identifying such stock as Incentive Stock Option stock on the Company’s stock transfer records.

6.4 Restricted Stock.    If Restricted Stock is granted to or received by a Participant under an Award (including a Stock Option), the Committee shall set forth in the related Award Agreement: (i) the number of shares of Common Stock awarded, (ii) the price, if any, to be paid by the Participant for such Restricted Stock and the method of payment of the price, (iii) the time or times within which such Award may be subject to forfeiture, (iv) specified Performance Goals of the Company, a Subsidiary, any division thereof or any group of Employees of the Company, or other criteria, which the Committee determines must be met in order to remove any restrictions (including vesting) on such Award, and (v) all other terms, limitations, restrictions, and conditions of the Restricted Stock, which shall be consistent with this Plan, to the extent applicable and in the event the Committee determines that an Award shall comply with the requirements of Section 162(m) of the Code, in compliance with the requirements of Section 162(m) of the Code and the regulations and other guidance issued thereunder and, to the extent Restricted Stock granted under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The provisions of Restricted Stock need not be the same with respect to each Participant.

(a) Legend on Shares.    The Company shall electronically register the Restricted Stock awarded to a Participant in the name of such Participant, which shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, substantially as provided in Section 15.10 of the Plan. No stock certificate or certificates shall be issued with respect to such shares of Common Stock, unless, following the expiration of the Restriction Period (as defined in Section 6.4(b)(i)) without forfeiture in respect of such shares of Common Stock, the Participant requests delivery of the certificate or certificates by submitting a written request to the Committee (or such party designated by the Company) requesting delivery of the certificates. The Company shall deliver the certificates requested by the Participant to the Participant as soon as administratively practicable following the Company’s receipt of such request.

(b) Restrictions and Conditions.    Shares of Restricted Stock shall be subject to the following restrictions and conditions:

(i) Subject to the other provisions of this Plan and the terms of the particular Award Agreements, during such period as may be determined by the Committee commencing on the Date of Grant or the date of exercise of an Award (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock. Except for these limitations and the limitations set forth in Section 7.2 below, the Committee may in its sole discretion, remove any or all of the restrictions on such Restricted Stock whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date of the Award, such action is appropriate.

(ii) Except as provided in sub-paragraph (i) above or in the applicable Award Agreement, the Participant shall have, with respect to his or her Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon. Certificates for shares of Common Stock free of restriction under this Plan shall be delivered to the Participant promptly after, and only after, the Restriction Period shall expire without forfeiture in respect of such shares of Common Stock or after any other restrictions imposed on such shares of Common Stock by the applicable Award Agreement or other agreement have expired. Certificates for the shares of Common Stock forfeited under the provisions of the Plan and the applicable Award Agreement shall be promptly returned to the Company by the forfeiting Participant. Each Award Agreement shall require that (each Participant, in connection with the issuance of a certificate for Restricted Stock, shall endorse such certificate in blank or execute a stock power in form satisfactory to the Company in blank and deliver such certificate and executed stock power to the Company.

(iii) The Restriction Period of Restricted Stock shall commence on the Date of Grant or the date of exercise of an Award, as specified in the Award Agreement, and, subject to Article 12 of the Plan, unless otherwise established by the Committee in the Award Agreement setting forth the terms of the Restricted Stock, shall expire upon satisfaction of the conditions set forth in the Award Agreement; such conditions may provide for vesting based on such Performance Goals, as may be determined by the Committee in its sole discretion.

(iv) Except as otherwise provided in the particular Award Agreement, upon Termination of Service for any reason during the Restriction Period, the nonvested shares of Restricted Stock shall be forfeited by the Participant. In the event a Participant has paid any consideration to the Company for such forfeited Restricted Stock, the Committee shall specify in the Award Agreement that either (i) the Company shall be obligated to, or (ii) the Company may, in its sole discretion, elect to, pay to the Participant, as soon as practicable after the event causing forfeiture, in cash, an amount equal to the lesser of the total consideration paid by the Participant for such forfeited shares or the Fair Market Value of such forfeited shares as of the date of Termination of Service, as the Committee, in its sole discretion shall select. Upon any forfeiture, all rights of a Participant with respect to the forfeited shares of the Restricted Stock shall cease and terminate, without any further obligation on the part of the Company.

6.5 SARs.    The Committee may grant SARs to any Participant, either as a separate Award or in connection with a Stock Option. SARs shall be subject to such terms and conditions as the Committee shall impose, provided that such terms and conditions are (i) not inconsistent with the Plan, (ii) to the extent a SAR issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder, and (iii) to the extent the Committee determines that a SAR shall comply with the requirements of Section 162(m) of the Code, in compliance with the applicable requirements of Section 162(m) and the regulations and other guidance issued thereunder. The grant of the SAR may provide that the holder may be paid for the value of the SAR either in cash or in shares of Common Stock, or a combination thereof. In the event of the exercise of a SAR payable in shares of Common Stock, the holder of the SAR shall receive that number of whole shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the value obtained by multiplying (i) the difference between the Fair Market Value of a share of Common Stock on the date of exercise over the SAR Price as set forth in such SAR (or other value specified in the agreement granting the SAR), by (ii) the number of shares of Common Stock as to which the SAR is exercised, with a cash settlement to be made for any fractional shares of Common Stock. The SAR Price for any share of Common Stock subject to a SAR may be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Committee, in its sole discretion, may place a ceiling on the amount payable upon exercise of a SAR, but any such limitation shall be specified at the time that the SAR is granted.

6.6 Restricted Stock Units.    Restricted Stock Units may be awarded or sold to any Participant under such terms and conditions as shall be established by the Committee, provided, however, that such terms and conditions are (i) not inconsistent with the Plan, (ii) to the extent a Restricted Stock Unit issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder, and (iii) to the extent the Committee determines that a Restricted Stock Unit award shall comply with the requirements of Section 162(m) of the Code, in compliance with the applicable requirements of Section 162(m) and the regulations and other guidance issued thereunder. The grant of a Restricted Stock Unit may provide that the holder may be paid for the value of the Restricted Stock Unit either in cash or in shares of Common Stock, or a combination thereof. Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, (a) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or (b) a requirement that the holder forfeit (or in the case of shares of Common Stock or units sold to the Participant, resell to the Company at cost) such shares or units in the event of Termination of Service during the period of restriction.

6.7 Performance Awards.

(a) The Committee may grant Performance Awards to one or more Participants. The terms and conditions of Performance Awards shall be specified at the time of the grant and may include provisions establishing the performance period, the Performance Goals to be achieved during a performance period, and the maximum or minimum settlement values, provided that such terms and conditions are (i) not inconsistent with the Plan and (ii) to the extent a Performance Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. If the Performance Award is to be in shares of Common Stock, the Performance Awards may provide for the issuance of the shares of Common Stock at the time of the grant of the Performance Award or at the time of the certification by the Committee that the Performance Goals for the performance period have been met; provided, however, if shares of Common Stock are issued at the time of the grant of the Performance Award and if, at the end of the performance period, the Performance Goals are not certified by the Committee to have been fully satisfied, then, notwithstanding any other provisions of this Plan to the contrary, the Common Stock shall be forfeited in accordance with the terms of the grant to the extent the Committee determines that the Performance Goals were not met. The forfeiture of shares of Common Stock issued at the time of the grant of the Performance Award due to failure to achieve the established Performance Goals shall be separate from and in addition to any other restrictions provided for in this Plan that may be applicable to such shares of Common Stock. Each Performance Award granted to one or more Participants shall have its own terms and conditions.

To the extent the Committee determines that a Performance Award shall comply with the requirements of Section 162(m) of the Code and the regulations and other guidance issued thereunder, and if it is determined to be necessary in order to satisfy Section 162(m) of the Code, at the time of the grant of a Performance Award (other than a Stock Option) and to the extent permitted under Section 162(m) of the Code and the regulations issued thereunder, the Committee shall provide for the manner in which the Performance Goals shall be reduced to take into account the negative effect on the achievement of specified levels of the Performance Goals which may result from enumerated corporate transactions, extraordinary events, accounting changes and other similar occurrences which were unanticipated at the time the Performance Goal was initially established. In no event, however, may the Committee increase the amount earned under such a Performance Award, unless the reduction in the Performance Goals would reduce or eliminate the amount to be earned under the Performance Award and the Committee determines not to make such reduction or elimination.

With respect to a Performance Award that is not intended to satisfy the requirements of Code Section 162(m), if the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure, or for other reasons that the Committee deemed satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

(b) Performance Awards may be valued by reference to the Fair Market Value of a share of Common Stock or according to any formula or method deemed appropriate by the Committee, in its sole discretion, including, but not limited to, achievement of Performance Goals or other specific financial, production, sales or cost performance objectives that the Committee believes to be relevant to the Company’s business and/or remaining in the employ of the Company or a Subsidiary for a specified period of time. Performance Awards may be paid in cash, shares of Common Stock, or other consideration, or any combination thereof. If payable in shares of Common Stock, the consideration for the issuance of such shares may be the achievement of the performance objective established at the time of the grant of the Performance Award. Performance Awards may be payable in a single payment or in installments and may be payable at a specified date or dates or upon attaining the performance objective. The extent to which any applicable performance objective has been achieved shall be conclusively determined by the Committee.

(c) Notwithstanding the foregoing, in order to comply with the requirements of Section 162(m) of the Code, if applicable, no Participant may receive in any calendar year Performance Awards intended to comply with the requirements of Section 162(m) of the Code which have an aggregate value of more than $5,000,000, and if such Performance Awards involve the issuance of shares of Common Stock, said aggregate value shall be based on the Fair Market Value of such shares on the time of the grant of the Performance Award. In no event, however, shall any Performance Awards not intended to comply with the requirements of Section 162(m) of the Code be issued contingent upon the failure to attain the Performance Goals applicable to any Performance Awards granted hereunder that the Committee intends to comply with the requirements of Section 162(m) of the Code.

6.8 Dividend Equivalent Rights. The Committee may grant a Dividend Equivalent Right to any Participant, either as a component of another Award or as a separate Award. The terms and conditions of the Dividend Equivalent Right shall be specified by the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Common Stock (which may thereafter accrue additional dividend equivalents). Any such reinvestment shall be at the Fair Market Value at the time thereof. Dividend Equivalent Rights may be settled in cash or shares of Common Stock, or a combination thereof, in a single payment or in installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award.

6.9 Other Awards. The Committee may grant to any Participant other forms of Awards, based upon, payable in, or otherwise related to, in whole or in part, shares of Common Stock, if the Committee determines that such other form of Award is consistent with the purpose and restrictions of this Plan. The terms and conditions of such other form of Award shall be specified by the grant. Such Other Awards may be granted for no cash consideration, for such minimum consideration as may be required by Applicable Law, or for such other consideration as may be specified by the grant.

6.10 Performance Goals. Awards of Restricted Stock, Restricted Stock Units, Performance Award and Other Awards (whether relating to cash or shares of Common Stock) under the Plan may be made subject to the attainment of Performance Goals relating to one or more business criteria which, where applicable, shall be within the meaning of Section 162(m) of the Code and consist of one or more or any combination of the following criteria: tangible book value; tangible common equity; growth in interest income and expense; net interest margin; efficiency ratio; growth in non-interest income and non-interest expense and ratios to earnings assets; net revenue growth and ratio to earning assets; capital ratios; asset or liability interest rate sensitivity and gap; effective tax rate; deposit growth and composition; liquidity management; securities portfolio (value, yield, spread, maturity, or duration); earning asset growth and composition (loans, securities); non-interest income (including, fees, premiums and commissions, loans, wealth management, treasury management, insurance, funds management); overhead ratios, productivity ratios (including adjusted earnings/full-time equivalent (FTE), pre-tax income/FTE); return on assets; return on equity or stockholders’ equity; economic value of equity (EVE); internal controls; enterprise risk measures (including interest rate, loan concentrations, portfolio composition, credit quality, operational measures, compliance ratings, balance sheet, liquidity, insurance); cost; revenues; revenue ratios (per employee or per customer); ratio of debt to debt plus equity; net borrowing; debt ratings; profit before tax; cash return on capitalization; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); earnings per share growth; operating income; net income; operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; return on capital compared to cost of capital; return on invested capital; cash flow; net cash flow before financing activities; cost reductions; cost ratios (per employee or per customer); free cash flow; net profit; sales; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; sales growth; price of the Company’s Common Stock; market share; inventory levels, inventory turn or shrinkage; total return to stockholders; budget goals; customer growth; total market value; dividend payout; or dividend growth (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases, or (v) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award which is consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Company’s annual report. However, to the extent Section 162(m) of the Code is applicable, the Committee may not in any event increase the amount of compensation payable to an individual upon the attainment of a Performance Goal.

6.11 Tandem Awards. The Committee may grant two or more Incentives in one Award in the form of a “tandem Award,” so that the right of the Participant to exercise one Incentive shall be canceled if, and to the extent, the other Incentive is exercised. For example, if a Stock Option and a SAR are issued in a tandem Award, and the Participant exercises the SAR with respect to one hundred (100) shares of Common Stock, the right of the Participant to exercise the related Stock Option shall be canceled to the extent of one hundred (100) shares of Common Stock.

6.12 No Repricing of Stock Options or SARs. The Committee may not “reprice” any Stock Option or SAR. For purposes of this Section 6.12, “reprice” means any of the following or any other action that has the same effect: (i) amending a Stock Option or SAR to reduce its exercise price or base price, (ii) canceling a Stock Option or SAR at a time when its exercise price or base price exceeds the Fair Market Value of a share of Common Stock in exchange for cash or a Stock Option, SAR, award of Restricted Stock or other equity award, or (iii) taking any other action that is treated as a repricing under generally accepted accounting principles, provided that nothing in this Section 6.12 shall prevent the Committee from making adjustments pursuant to Article 11, from exchanging or cancelling Incentives pursuant to Article 12, or substituting Incentives in accordance with Article 14.

6.13 Recoupment for Restatements. Notwithstanding any other language in this Plan to the contrary, the Company may recoup all or any portion of any shares or cash paid to a Participant in connection with an Award, in the event of a restatement of the Company’s financial statements as set forth in the Company’s clawback policy, if any, approved by the Company’s Board from time to time.

ARTICLE 7

AWARD PERIOD; VESTING

7.1 Award Period. Subject to the other provisions of this Plan, the Committee may, in its discretion, provide that an Incentive may not be exercised in whole or in part for any period or periods of time or beyond any date specified in the Award Agreement. Except as provided in the Award Agreement, an Incentive may be exercised in whole or in part at any time during its term. The Award Period for an Incentive shall be reduced or terminated upon Termination of Service. No Incentive granted under the Plan may be exercised at any time after the end of its Award Period. No portion of any Incentive may be exercised after the expiration of ten (10) years from its Date of Grant. However, if an Employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary) and an Incentive Stock Option is granted to such Employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the Date of Grant.

7.2 Vesting. The Committee, in its sole discretion, shall establish the vesting terms applicable to an Incentive, provided that any such vesting terms shall not be inconsistent with the terms of the Plan, including, without limitation, this Section 7.2. Except as otherwise provided herein, all Incentives must vest no earlier than one (1) year after the Date of Grant, and all Full Value Awards granted by the Committee that constitute Tenure Awards must vest no earlier than on a pro rata basis over the three (3) year period commending on the Date of Grant. Except as otherwise provided herein, the Committee may not accelerate the date on which all or any portion of an Award may be vested or waive the Restriction Period on a Full Value Award except upon (i) the Participant’s death or Total and Permanent Disability or (ii) upon the Participant’s Termination of Service without Cause or for Good Reason on or after a Change in Control. Notwithstanding the foregoing, the Committee may, in its sole discretion, grant Awards with more favorable vesting provisions than set forth in this Section 7.2, provided that the shares of Common Stock subject to such Awards shall be Exempt Shares.

ARTICLE 8

EXERCISE OR CONVERSION OF INCENTIVE

8.1 In General. A vested Incentive may be exercised or converted, during its Award Period, subject to limitations and restrictions set forth in the Award Agreement.

8.2 Securities Law and Exchange Restrictions. In no event may an Incentive be exercised or shares of Common Stock issued pursuant to an Award if a necessary listing or quotation of the shares of Common Stock on a stock exchange or inter-dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished.

8.3 Exercise of Stock Option.

(a) In General. If a Stock Option is exercisable prior to the time it is vested, the Common Stock obtained on the exercise of the Stock Option shall be Restricted Stock which is subject to the applicable provisions of the Plan and the Award Agreement. If the Committee imposes conditions upon exercise, then subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Stock Option may be exercised. No Stock Option may be exercised for a fractional share of Common Stock. The granting of a Stock Option shall impose no obligation upon the Participant to exercise that Stock Option.

(b) Notice and Payment. Subject to such administrative regulations as the Committee may from time to time adopt, a Stock Option may be exercised by the delivery of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised and the date of exercise thereof (the “Exercise Date”) which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. On the Exercise Date, the Participant shall deliver to the Company consideration with a value equal to the total Option Price of the shares to be purchased, payable as provided in the Award Agreement, which may provide for payment in any one or more of the following ways: (a) cash or check, bank draft, or money order payable to the order of the Company, (b) Common Stock (including Restricted Stock) owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, and which the Participant has not acquired from the Company within six (6) months prior to the Exercise Date, (c) by delivery (including by FAX) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, and/or (d) in any other form of valid consideration that is acceptable to the Committee in its sole discretion. In the event that shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option equal to the number of shares of Restricted Stock used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Stock so tendered.

Except as otherwise provided in Section 6.4 hereof (with respect to shares of Restricted Stock) or in the applicable Award Agreement, upon payment of all amounts due from the Participant, the Company shall cause the Common Stock then being purchased to be registered in the Participant’s name (or the person exercising the Participant’s Stock Option in the event of his or her death), but shall not issue certificates for the Common Stock unless the Participant or such other person requests delivery of the certificates for the Common Stock, in writing in accordance with the procedures established by the Committee. The Company shall deliver certificates to the Participant (or the person exercising the Participant’s Stock Option in the event of his or her death) as soon as administratively practicable following the Company’s receipt of a written request from the Participant or such other person for delivery of the certificates. Notwithstanding the forgoing, if the Participant has exercised an Incentive Stock Option, the Company may at its option retain physical possession of the certificate evidencing the shares acquired upon exercise until the expiration of the holding periods described in Section 422(a)(1) of the Code. Any obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that, if at any time the Committee shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Common Stock upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee.

(c) Failure to Pay. Except as may otherwise be provided in an Award Agreement, if the Participant fails to pay for any of the Common Stock specified in such notice or fails to accept delivery thereof, that portion of the Participant’s Stock Option and right to purchase such Common Stock may be forfeited by the Participant.

8.4 SARs. Subject to the conditions of this Section 8.4 and such administrative regulations as the Committee may from time to time adopt, a SAR may be exercised by the delivery (including by FAX) of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the SAR is to be exercised and the date of exercise thereof (the “Exercise Date”) which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. Subject to the terms of the Award Agreement and only if permissible under Section 409A of the Code and the regulations or other guidance issued thereunder (or, if not so permissible, at such time as permitted by Section 409A of the Code and the regulations or other guidance issued thereunder), the Participant shall receive from the Company in exchange therefor in the discretion of the Committee, and subject to the terms of the Award Agreement:

(a) cash in an amount equal to the excess (if any) of the Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) per share of Common Stock over the SAR Price per share specified in such SAR, multiplied by the total number of shares of Common Stock of the SAR being surrendered;

(b) that number of shares of Common Stock having an aggregate Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional share interests; or

(c) the Company may settle such obligation in part with shares of Common Stock and in part with cash.

The distribution of any cash or Common Stock pursuant to the foregoing sentence shall be made at such time as set forth in the Award Agreement.

8.5 Disqualifying Disposition of Incentive Stock Option. If shares of Common Stock acquired upon exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of either two (2) years from the Date of Grant of such Stock Option or one (1) year from the transfer of shares of Common Stock to the Participant pursuant to the exercise of such Stock Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Participant shall notify the Company in writing of the date and terms of such disposition. A disqualifying disposition by a Participant shall not affect the status of any other Stock Option granted under the Plan as an Incentive Stock Option within the meaning of Section 422 of the Code.

ARTICLE 9

AMENDMENT OR DISCONTINUANCE

Subject to the limitations set forth in this Article 9, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that no amendment for which stockholder approval is required either (i) by any securities exchange or inter-dealer quotation system on which the Common Stock is listed or traded or (ii) in order for the Plan and Incentives awarded under the Plan to continue to comply with Sections 162(m), 421, and 422 of the Code, including any successors to such Sections, or other Applicable Law, shall be effective unless such amendment shall be approved by the requisite vote of the stockholders of the Company entitled to vote thereon. Any such amendment shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding Incentives theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Award Agreement. In the event of any such amendment to the Plan, the holder of any Incentive outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Award Agreement relating thereto. Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this Article 9 shall adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Incentive theretofore granted under the Plan without the consent of the affected Participant.

ARTICLE 10

TERM

The Plan shall be effective from the Effective Date. Unless sooner terminated by action of the Board, the Plan will terminate on the tenth anniversary of the Effective Date, but Incentives granted before that date will continue to be effective in accordance with their terms and conditions.

ARTICLE 11

CAPITAL ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of an Award, then the Committee shall adjust any or all of the following so that the fair value of the Award immediately after the transaction or event is equal to the fair value of the Award immediately prior to the transaction or event (i) the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of Awards, (ii) the number of shares and type of Common Stock (or other securities or property) subject to outstanding Awards, (iii) the number of shares and type of Common Stock (or other securities or property) specified as the annual per-participant limitation under Section 5.1 of the Plan, (iv) the Option Price of each outstanding Award, (v) the amount, if any, the Company pays for forfeited shares of Common Stock in accordance with Section 6.4, and (vi) the number of or SAR Price of shares of Common Stock then subject to outstanding SARs previously granted and unexercised under the Plan, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate SAR Price; provided however, that the number of shares of Common Stock (or other securities or property) subject to any Award shall always be a whole number. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the Plan or any

Stock Option to violate Section 422 of the Code or Section 409A of the Code. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.

Upon the occurrence of any such adjustment, the Company shall provide notice to each affected Participant of its computation of such adjustment which shall be conclusive and shall be binding upon each such Participant.

ARTICLE 12

RECAPITALIZATION, MERGER AND CONSOLIDATION

12.1 No Effect on Company’s Authority. The existence of this Plan and Incentives granted hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure and its business, or any Change in Control, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.2 Conversion of Incentives Where Company Survives. Subject to any required action by the stockholders and except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, if the Company shall be the surviving or resulting corporation in any merger, consolidation or share exchange, any Incentive granted hereunder shall pertain to and apply to the securities or rights (including cash, property, or assets) to which a holder of the number of shares of Common Stock subject to the Incentive would have been entitled.

12.3 Exchange or Cancellation of Incentives Where Company Does Not Survive. Except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, in the event of any merger, consolidation or share exchange pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for each share of Common Stock subject to the unexercised portions of outstanding Incentives, that number of shares of each class of stock or other securities or that amount of cash, property, or assets of the surviving, resulting or consolidated company which were distributed or distributable to the stockholders of the Company in respect to each share of Common Stock held by them, such outstanding Incentives to be thereafter exercisable for such stock, securities, cash, or property in accordance with their terms.

12.4 Cancellation of Incentives. Notwithstanding the provisions of Sections 12.2 and 12.3 hereof, and except as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, in the event the acquiror or the surviving or resulting corporation does not agree to assume the Incentives, all Incentives granted hereunder may be canceled by the Company, in its sole discretion, as of the effective date of any Change in Control, merger, consolidation or share exchange, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or of any proposed sale of all or substantially all of the assets of the Company, or of any dissolution or liquidation of the Company, by either:

(a) giving notice to each holder thereof or his or her personal representative of its intention to cancel those Incentives for which the issuance of shares of Common Stock involved payment by the Participant for such shares, and permitting the purchase during the thirty (30) day period next preceding such effective date of any or all of the shares of Common Stock subject to such outstanding Incentives, including in the Board’s discretion some or all of the shares as to which such Incentives would not otherwise be vested and exercisable; or

(b) in the case of Incentives that are either (i) settled only in shares of Common Stock, or (ii) at the election of the Participant, settled in shares of Common Stock, paying the holder thereof an amount equal to a reasonable estimate of the difference between the net amount per share payable in such transaction or as a result of such transaction, and the price per share of such Incentive to be paid by the Participant (hereinafter the “Spread”), multiplied by the number of shares subject to the Incentive. In cases where the shares constitute, or would after exercise, constitute Restricted Stock, the Company, in its discretion, may include some or all of those shares in the calculation of the amount payable hereunder. In estimating the Spread, appropriate adjustments to give effect to the existence of the Incentives shall be made, such as deeming the Incentives to have been exercised, with the Company receiving the exercise price payable thereunder, and treating the shares receivable upon exercise of the Incentives as being outstanding in determining the net amount per share. In cases where the proposed transaction consists of the acquisition of assets of the Company, the net amount per share shall be calculated on the basis of the net amount receivable with respect to shares of Common Stock upon a distribution and liquidation by the Company after giving effect to expenses and charges, including but not limited to taxes, payable by the Company before such liquidation could be completed.

An Award that by its terms would be fully vested or exercisable upon a Change in Control will be considered vested or exercisable for purposes of Section 12.4(a) hereof. Notwithstanding the foregoing, with respect to Performance Awards, the Committee only may approve the acceleration of vesting and/or cash-out if (i) the amount payable or vested is linked to the achievement of the Performance Goals for such Performance Award as of the date of the Change in Control and/or (ii) the amount to be paid or vested under the Performance Award on the Change in Control is pro-rated based on the time elapsed in the applicable performance period between the Performance Award’s Date of Grant and the Change in Control.

ARTICLE 13

LIQUIDATION OR DISSOLUTION

Subject to Section 12.4 hereof, in case the Company shall, at any time while any Incentive under this Plan shall be in force and remain unexpired, (i) sell all or substantially all of its property, or (ii) dissolve, liquidate, or wind up its affairs, then each Participant shall be entitled to receive, in lieu of each share of Common Stock of the Company which such Participant would have been entitled to receive under the Incentive, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company. If the Company shall, at any time prior to the expiration of any Incentive, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such) and an adjustment is determined by the Committee to be appropriate to prevent the dilution of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, make such adjustment in accordance with the provisions of Article 11 hereof.

ARTICLE 14

INCENTIVES IN SUBSTITUTION FOR

INCENTIVES GRANTED BY OTHER ENTITIES

Incentives may be granted under the Plan from time to time in substitution for similar instruments held by employees, independent contractors or directors of a corporation, partnership, or limited liability company who become or are about to become Employees, Contractors or Outside Directors of the Company or any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company, the acquisition by the Company of equity of the employing entity, or any other similar transaction pursuant to which the Company becomes the successor employer. The terms and conditions of the substitute Incentives so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the incentives in substitution for which they are granted.

ARTICLE 15

MISCELLANEOUS PROVISIONS

15.1 Investment Intent. The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the Incentives granted or the shares of Common Stock to be purchased or transferred are being acquired for investment and not with a view to their distribution.

15.2 No Right to Continued Employment. Neither the Plan nor any Incentive granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company or any Subsidiary.

15.3 Indemnification of Board and Committee. No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee, each officer of the Company, and each Employee of the Company acting on behalf of the Board or the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation to the fullest extent provided by law. Except to the extent required by any unwaiveable requirement under applicable law, no member of the Board or the Committee (and no Subsidiary of the Company) shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any Person claiming by and through any Participant) as a result of this Plan, any Award Agreement or any Claim arising hereunder and, to the fullest extent permitted under applicable law, each Participant (as consideration for receiving and accepting an Award Agreement) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Board or the Committee and any Subsidiary of the Company arising out of this Plan.

15.4 Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

15.5 Compliance With Other Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of Common Stock under any Incentive if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including without limitation Section 16 of the Exchange Act and Section 162(m) of the Code); and, as a condition of any sale or issuance of shares of Common Stock under an Incentive, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant and exercise of Incentives hereunder, and the obligation of the Company to sell and deliver shares of Common Stock, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

15.6 Foreign Participation. To assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country.

15.7 Tax Requirements. The Company or, if applicable, any Subsidiary (for purposes of this Section 15.7, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any Federal, state, local, or other taxes required by law to be withheld in connection with an Award granted under this Plan. The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to the Award. Such payments shall be required to be made when requested by Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock. Such payment may be made (i) by the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding obligations of the Company; (ii) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior to the date of exercise, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding payment; (iii) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the exercise or vesting of the Award, which shares so withheld have an aggregate fair market value that equals (but does not exceed) the required tax withholding payment; or (iv) any combination of (i), (ii), or (iii). The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant. The Committee may in the Award Agreement impose any additional tax requirements or provisions that the Committee deems necessary or desirable.

15.8 Assignability. Incentive Stock Options may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legally authorized representative, and each Award Agreement in respect of an Incentive Stock Option shall so provide. The designation by a Participant of a beneficiary will not constitute a transfer of the Stock Option. The Committee may waive or modify any limitation contained in the preceding sentences of this Section 15.8 that is not required for compliance with Section 422 of the Code.

Except as otherwise provided herein, Awards may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of a Nonqualified Stock Option or SAR to be granted to a Participant on terms which permit transfer by such

Participant to (i) the spouse (or former spouse), children or grandchildren of the Participant (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, (iii) a partnership in which the only partners are (1) such Immediate Family Members and/or (2) entities which are controlled by Immediate Family Members, (iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision, or (v) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the Award Agreement pursuant to which such Nonqualified Stock Option or SAR is granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section, and (z) subsequent transfers of transferred Nonqualified Stock Options or SARs shall be prohibited except those by will or the laws of descent and distribution.

Following any transfer, any such Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Articles 8, 9, 11, 13 and 15 hereof the term “Participant” shall be deemed to include the transferee. The events of Termination of Service shall continue to be applied with respect to the original Participant, following which, with respect to any Award that is a Nonqualified Stock Option and SAR, the Award shall be exercisable or convertible by the transferee only to the extent and for the periods specified in the Award Agreement. The Committee and the Company shall have no obligation to inform any transferee of an Award of any expiration, termination, lapse or acceleration of such Award. The Company shall have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under an Award that has been transferred by a Participant under this Section 15.8.

15.9 Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Incentives granted under this Plan shall constitute general funds of the Company.

15.10 Legend. Each certificate representing shares of Restricted Stock issued to a Participant shall bear the following legend, or a similar legend deemed by the Company to constitute an appropriate notice of the provisions hereof (any such certificate not having such legend shall be surrendered upon demand by the Company and so endorsed):

On the face of the certificate:

“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”

On the reverse:

“The shares of stock evidenced by this certificate are subject to and transferable only in accordance with that certain Texas Capital Bancshares, Inc. 2015 Long-Term Incentive Plan, a copy of which is on file at the principal office of the Company. No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Plan. By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Plan.”

The following legend shall be inserted on a certificate evidencing Common Stock issued under the Plan if the shares were not issued in a transaction registered under the applicable federal and state securities laws:

“Shares of stock represented by this certificate have been acquired by the holder for investment and not for resale, transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”

15.11 Governing Law. The Plan shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws, rule or principle of Delaware law that might refer the governance, construction, or interpretation of this Plan to the laws of another state). A Participant’s sole remedy for any Claim shall be against the Company, and no Participant shall have any claim or right of any nature against any Subsidiary of the Company or any stockholder or existing or former director, officer or Employee of the Company or any Subsidiary of the Company. Each Award Agreement shall require the Participant to release and covenant not to sue any Person other than the Company over any Claims. The individuals and entities described above in this Section 15.11 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 15.11.

A copy of this Plan shall be kept on file in the principal office of the Company in Dallas, Texas

***************

IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of                     , 2015, by its President and Chief Executive Officer pursuant to prior action taken by the Board.

TEXAS CAPITAL BANCSHARES, INC.

By:
Keith Cargill, President and Chief Executive Officer

TEXAS CAPITAL BANCSHARES, INC.®

ANNUAL MEETING OF TEXAS CAPITAL BANCSHARES, INC.

Date:	Tuesday, May 19, 2015
Time:	9:00 A.M. (Central Daylight Time)
Place:	2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201
See Voting Instruction on Reverse Side.

Please make your marks like this: ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1, 2, 3 and 4.

1:	Election of Directors
Directors Recommend
			For		Withhold	i
	01	C. Keith Cargill	☐		☐	For
	02	Peter B. Bartholow	☐		☐	For
	03	James H. Browning	☐		☐	For
	04	Preston M. Geren III	☐		☐	For
	05	Frederick B. Hegi, Jr.	☐		☐	For
	06	Larry L. Helm	☐		☐	For
	07	Charles S. Hyle	☐		☐	For
	08	W. W. McAllister III	☐		☐	For
	09	Elysia Holt Ragusa	☐		☐	For
	10	Steven P. Rosenberg	☐		☐	For
	11	Robert W. Stallings	☐		☐	For
	12	Dale W. Tremblay	☐		☐	For
	13	Ian J. Turpin	☐		☐	For

			For	Against	Abstain
2:	Approval of the 2015 Long-Term Incentive Plan.		☐	☐	☐	For

			For	Against	Abstain
3:	Advisory vote on compensation of named executive officers.		☐	☐	☐	For

			For	Against	Abstain
4:	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company.		☐	☐	☐	For

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

TEXAS CAPITAL BANCSHARES, INC.®

Annual Meeting of Texas Capital Bancshares, Inc.

to be held on Tuesday, May 19, 2015

for Holders as of March 30, 2015

This proxy is being solicited on behalf of the Board of Directors

VOTED BY:
INTERNET		TELEPHONE
Go To		866-390-5385
www.proxypush.com/tcbi • Cast your vote online. • View meeting documents.	OR	• Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.

MAIL
OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints C. Keith Cargill and Peter B. Bartholow, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Texas Capital Bancshares, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2, 3 AND 4.

All votes must be received by 5:00 P.M., Eastern Time, May 18, 2015. All votes by ESPP participants must be received by 5:00 P.M., Eastern Time, May 14, 2015.
PROXY TABULATOR FOR
TEXAS CAPITAL BANCSHARES, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

Revocable Proxy — Texas Capital Bancshares, Inc.
Annual Meeting of Stockholders
May 19, 2015 9:00 a.m. (Central Daylight Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints C. Keith Cargill and Peter B. Bartholow, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Texas Capital Bancshares, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Tuesday, May 19, 2015 at 9:00 a.m. at the offices of Texas Capital Bancshares, Inc. at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, and any and all adjournments thereof, as set forth below.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Item 1 and FOR the proposals in Items 2, 3 and 4.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)